Exhibit 10

EXECUTION VERSION

MASTER AGREEMENT BY AND BETWEEN GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND PROTECTIVE LIFE INSURANCE COMPANY DATED AS OF SEPTEMBER 30, 2015

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EXHIBIT A — Reinsured Policies as of June 30, 2015

EXHIBIT B — Initial Net Settlement

EXHIBIT C — Form of Reinsurance Agreement

ANNEX A — Reserve Methodology

ANNEX B — Restructuring Transactions

Cedent Disclosure Schedule

Section 1.1 — Knowledge of Cedent

Section 3.3 — Actions and Proceedings

Section 3.4 — No Conflict or Violations

Section 3.5 — Governmental Consents

Section 3.6(a) — Compliance with Applicable Laws

Section 3.6(b) — Compliance — Personal Information

Section 3.7 — Permits

Section 3.8(a) — Examinations by Governmental Authorities

Section 3.8(b) — Forms for Reinsured Policies

Section 3.8(d) — Compliance with Certain Insurance Laws Applicable to Reinsured Policies

Section 3.10(a) — Ceded Reinsurance Agreements

Section 3.10(b) — Assumed Reinsurance Agreements

Section 3.10(c) — Recapture Rights

Section 3.11 — Absence of Certain Changes

Section 3.12(b) — Actuarial Report

Section 3.12(c) — Excess Reinsurance Rate Increases

Section 3.12(d) — Security Interest in the Recoveries

Section 3.14 — Material Liabilities

Section 5.1 — Conduct of Business of the Company

Reinsurer Disclosure Schedule

Section 1.1 — Knowledge of Reinsurer

Section 2.1 — Financing Approvals

Section 4.5 — Governmental Consents

Section 4.6 — Compliance

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MASTER AGREEMENT

This MASTER AGREEMENT, dated as of September 30, 2015 (this “Agreement”), is made by and between Genworth Life and Annuity Insurance Company, a Virginia-domiciled life insurance company (“Cedent”), and Protective Life Insurance Company, a Tennessee-domiciled life insurance company (“Reinsurer”).

WHEREAS, Cedent, Genworth Life Insurance Company, a Delaware-domiciled life insurance company (“GLIC”), and Genworth Life Insurance Company of New York, a New York-domiciled life insurance company (“GLICNY”), each have issued certain Reinsured Policies (as defined herein);

WHEREAS, GLIC has ceded to Cedent, and Cedent has reinsured from GLIC, certain risks and liabilities arising under the Reinsured Policies issued by GLIC pursuant to (i) the Reinsurance Agreement, dated as of July 1, 2003, by and between GLIC, as ceding company, and Cedent, as reinsurer, as amended prior to the date hereof or as contemplated hereby (the “2003 GLIC Reinsurance Agreement”); and (ii) the Reinsurance Agreement, dated as of October 1, 2004, by and between GLIC, as ceding company, and Cedent, as reinsurer, as amended prior to the date hereof or as contemplated hereby (the “2004 GLIC Reinsurance Agreement” and, together with the 2003 GLIC Reinsurance Agreement, the “GLIC Reinsurance Agreements”);

WHEREAS, GLICNY has ceded to Cedent, and Cedent has reinsured from GLICNY, certain risks and liabilities arising under the Reinsured Policies issued by GLICNY pursuant to the Reinsurance Agreement, dated as of July 1, 2003, by and between GLICNY, as ceding company and as successor by merger to American Mayflower Life Insurance Company, and Cedent, as reinsurer, as amended prior to the date hereof (the “GLICNY Reinsurance Agreement”);

WHEREAS, Cedent has reinsured or retroceded, as applicable, (i) to River Lake Insurance Company, a South Carolina-domiciled captive insurance company subsidiary of Cedent (“RLI”), certain of Cedent’s risks and liabilities arising under certain of the Reinsured Policies issued or reinsured by Cedent, pursuant to an Amended and Restated Reinsurance Agreement, effective July 1, 2003, between Cedent and RLI (the “River Lake I Reinsurance Agreement”); and (ii) to River Lake Insurance Company II, a South Carolina-domiciled captive insurance company subsidiary of Cedent (“RLII”), certain of Cedent’s risks and liabilities arising under the remainder of the Reinsured Policies issued or reinsured by Cedent, pursuant to an Amended and Restated Reinsurance Agreement, effective October 1, 2004, between Cedent and RLII (the “River Lake II Reinsurance Agreement” and, together with the River Lake I Reinsurance Agreement, the “RL Captive Reinsurance Agreements”);

WHEREAS, on or prior to the Closing Date, with effect as of the Effective Date, Cedent will recapture from each of RLI and RLII all of the risks and liabilities reinsured or retroceded, as applicable, to RLI or RLII pursuant to the RL Captive Reinsurance Agreements;

WHEREAS, Cedent has reinsured to Jamestown Life Insurance Company, a Virginia-domiciled life insurance company subsidiary of Cedent (“Jamestown”), a 10% quota share of Cedent’s risk and liabilities arising out of certain of the Reinsured Policies issued by

Cedent, pursuant to the Automatic Coinsurance Agreement, effective January 1, 2001, by and between Cedent and Jamestown (the “Jamestown Reinsurance Agreement”);

WHEREAS, on or prior to the Closing Date, with effect as of the Effective Date, Cedent will recapture from Jamestown all of the risks and liabilities reinsured to Jamestown pursuant to the Jamestown Reinsurance Agreement;

WHEREAS, on or prior to the Closing Date, with effect as of Effective Date, GLIC and Cedent will amend the GLIC Reinsurance Agreements as contemplated by Annex B to this Agreement, in order to, among other things, cede to Cedent the 10% quota share of GLIC’s risks and liabilities arising out of certain of the Reinsured Policies issued by GLIC that is currently retained by GLIC; and

WHEREAS, on the Closing Date, Cedent and Reinsurer will enter into a Reinsurance Agreement substantially in the form attached as Exhibit C hereto (the “Reinsurance Agreement”), such that Reinsurer will reinsure from Cedent, on a 100% indemnity basis, as of the Effective Date, the Reinsured Benefits (as defined therein), subject to the terms, conditions and limitations set forth in the Reinsurance Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.    Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, investigation, examination or similar proceeding, in each case before a Governmental Authority or an arbitrator.

“Affiliate” means any entity which is controlled by, controls or is under common control with, a given entity. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, direct or indirect, of the power to direct or cause the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Policies” means the fully underwritten level term life insurance policies but not any riders thereto (a) issued by GLIC or GLICNY and described in Section B of Exhibit A, (b) in-force as of December 31, 2014 and as of the Effective Time and (c) identified by policy number in the file referenced in Section A of Exhibit A (as such file may be replaced in accordance with the Reinsurance Agreement).

“Applicable Law” means any domestic or foreign, federal, state, county or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any party hereto, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to any party hereto.

“Assumed IMR” means, as of any date, the aggregate statutory liability for interest maintenance reserve assumed by Reinsurer as of such date pursuant to the Reinsurance Agreement, as would be reported in the statutory financial statements of the Reinsurer using the NAIC-approved practices and procedures in force in Reinsurer’s Domicile as of such date.

“Assumed Policies” means the Affiliate Policies ceded to Cedent under the GLIC Reinsurance Agreements or the GLICNY Reinsurance Agreement.

“Assumed Reinsurance Agreements” means, together, the GLICNY Reinsurance Agreement and the GLIC Reinsurance Agreements.

“Base Ceding Commission” means $62,700,000.

“Books and Records” means all books and records (including computer generated, recorded or stored records) maintained primarily for or primarily relating to the Business that are in the possession or control of Cedent or any of its Affiliates, including any books and records used by Cedent or its Affiliates in the computation of Insurance Reserves or used to generate the factual data provided to Milliman in writing for use in connection with the preparation of the Actuarial Report; provided, however, that Books and Records excludes: (1) Tax Returns and Tax records and all other data and information with respect to Taxes; (2) files, records, data and information with respect to the employees of Cedent or its Affiliates; (3) records, data and information with respect to any employee benefit plan established, maintained or contributed to by Cedent or any of its Affiliates; (4) any materials prepared for the boards of directors or similar governing bodies of Cedent or any of its Affiliates; (5) any corporate minute books, stock records or similar corporate records of Cedent or its Affiliates; (6) any materials that are legally privileged for which Cedent or its Affiliates do not have a common interest with Reinsurer; (7) any information that is not permitted to be disclosed by Cedent to Reinsurer or its Affiliates pursuant to Applicable Law or pursuant to any contract to which Cedent or any of its Affiliates is a party; (8) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, Cedent and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated under this Agreement and the other Transaction Agreements or the terms of engagement of such Representatives with respect thereto; (9) consolidated financial records (including general ledgers) of Cedent or its Affiliates, consolidated regulatory filings made by Cedent or its Affiliates and any related correspondence with Governmental Authorities, except to the extent the information contained therein specifically and separately identifies the Business and is not otherwise included in a Book and Record; and (10) contracts between third party vendors and Cedent or any of its Affiliates, except to the extent relating to the operation of the Business; provided, with respect to the foregoing clauses (6) and (7), that Cedent shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information and entering into joint defense agreements) that would enable such materials to be made available to Reinsurer; provided, further, that to the extent Books and Records contain information that relates to any business of Cedent and its Affiliates other than the Business, then such information shall not constitute “Books and Records” for purposes of this Agreement and may be redacted from the Books and Records for purposes of Section 2.4(d) and Section 5.2.

“Business” means the operation, administration, marketing, underwriting, sale, distribution, and reinsurance of the Reinsured Policies as conducted by Cedent or its applicable Affiliates on or prior to the date hereof.

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banking institutions in Richmond, Virginia, Birmingham, Alabama or New York, New York are required or authorized by Applicable Law to be closed.

“Ceded Reinsurance Agreements” means the reinsurance agreements under which Cedent, GLIC, GLICNY, Jamestown, RLI or RLII has ceded to reinsurers risks arising in respect of the Reinsured Policies, in each case that are (a) in force on the date hereof or (b) terminated on the date hereof but under which there remains any outstanding liability or obligation from any reinsurer thereunder; provided, that Ceded Reinsurance Agreements shall not include the RL Captive Reinsurance Agreements, the Assumed Reinsurance Agreements or the Jamestown Reinsurance Agreement.

“Ceded Reserves” shall equal (a) with respect to a Direct Policy, the Statutory Reserves for such Direct Policy, properly adjusted by Reinsurer’s Share, and then reduced by 100% of the reserves allocable to Excess Reinsurance with respect to such Direct Policy, and (b) with respect to an Assumed Policy, the Statutory Reserves as would be calculated using NAIC-approved statutory accounting practices and procedures in force in Cedent’s Domicile for such Assumed Policy, properly adjusted by Reinsurer’s Share, and then reduced by 100% of the reserves allocable to Excess Reinsurance with respect to such Assumed Policy.

“Ceded Total Reserves” shall equal (a) the Ceded Reserves for all then in-force Reinsured Policies minus (b) the amount of the deferred net premium asset for the in-force Reinsured Policies on a direct mode premium basis as would be calculated using NAIC-approved statutory accounting practices and procedures in force in Cedent’s Domicile.

“Cedent Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Cedent to Reinsurer concurrently with the execution and delivery of, and constituting a part of, this Agreement.

“Ceding Commission” means (a) the Base Ceding Commission plus (b) the Adjusted Initial Discounted IMR (as finally determined pursuant to Section 2.4).

“Confidentiality Agreement” means the confidentiality agreement dated March 23, 2015 between Protective Life Corporation and Genworth Financial, Inc.

“Covered Benefits” means the sum of (a) all death benefits arising under a Reinsured Policy (including all interest required under such Reinsured Policy or by Applicable Law whether payable to a beneficiary or escheated) and (b) all cash surrender values arising under a Reinsured Policy; provided, however, that Covered Benefits shall not include Excluded Interest.

“Covered Liabilities” means all liabilities and obligations incurred by Cedent, GLIC or GLICNY for Covered Benefits (a) under the express terms of the Reinsured Policies or (b) as a result of the payment of Covered Benefits consistent with then current standard industry practices with respect to the payment of claims and Existing Practices or, if applicable, Then Current Practices (each as defined in the Reinsurance Agreement).

“Credit for Reinsurance” means that Cedent is able to take full statutory financial statement credit for the reinsurance provided by the Reinsurance Agreement in its statutory financial statements filed in Cedent’s Domicile and any other jurisdiction in which Cedent is required by Applicable Law to file statutory financial statements, other than New York.

“Data Room” means the electronic data room named “Project Genesis” established by or on behalf of the Cedent and maintained by Intralinks, Inc.

“Direct Policies” means the fully underwritten level term life insurance policies but not any riders thereto (a) issued by Cedent and described in Section B of Exhibit A, (b) in-force as of December 31, 2014 and as of the Effective Time and (c) as identified by policy number in the file referenced in Section A of Exhibit A (as such file may be replaced in accordance with the Reinsurance Agreement).

“Discounted IMR” means, as of any date of determination, the present value, as of such date, of the Assumed IMR, determined using an amortization schedule consistent with the NAIC-approved practices and procedures in force in Reinsurer’s Domicile and applying an annual discount rate of 10%.

“Domicile” means the state or commonwealth in which a particular entity is domiciled; provided, however, that if Cedent’s domicile is the State of New York, Cedent’s domicile shall be deemed to be the Commonwealth of Virginia.

“Domicile SAP” means the statutory accounting practices and procedures prescribed in Cedent’s Domicile from time to time.

“Economic Reserves” shall have the meaning set forth in the Reinsurance Agreement.

“Effective Time” shall have the meaning set forth in the Reinsurance Agreement.

“Estimated Ceding Commission” means (a) the Base Ceding Commission plus (b) the Estimated Initial Discounted IMR.

“Estimated Initial Allowance” means an amount equal to the Estimated Initial Ceded Total Reserves, as set forth in Cedent’s Estimated Net Settlement Statement, minus the Estimated Initial Economic Reserves.

“Estimated Initial Economic Reserves” means $388,500,000.

“Excess Reinsurance” shall have the meaning set forth in the Reinsurance Agreement.

“Excluded Interest” means (a) interest on a death benefit arising under a Reinsured Policy to the extent such interest arises as a direct result of the failure by Cedent, GLIC, GLICNY or their respective delegees or subcontractors to act in accordance with (i) Applicable Law or, to the extent consistent therewith, (ii) then current standard industry practices with respect to the payment of claims or (iii) Existing Practices or, if applicable, Then Current Practices (each as defined in the Reinsurance Agreement); or (b) interest that accrues under a settlement option elected by the beneficiary of a death benefit.

“Extra-Contractual Obligations” shall have the meaning set forth in the Reinsurance Agreement.

“Governmental Authority” means any domestic or foreign, federal, state, county or local governmental or public agency, instrumentality, commission, authority or self-regulatory organization, board or body.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, interest, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses); provided that any Indemnity Payment (x) shall in no event include any amounts constituting consequential, indirect, special or punitive damages (except to the extent incurred by a third party and actually paid to such third party in connection with a Third Party Claim), or any damages for lost profits, unless (1) such damages for lost profits do not constitute consequential, indirect, special or punitive damages of any Reinsurer Indemnified Person; (2) such damages for lost profits are recoverable under the laws of the State of New York; (3) the Indemnitee satisfies all elements necessary for proof of such damages for lost profits under such laws; and (4) such lost profits can be demonstrated by reference to the Actuarial Report and therefore to be within the reasonable contemplation of the parties (it being understood that nothing in this definition is intended to limit the effect of the statement set forth in the last sentence of Section 3.12(b), and that lost profits damages with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the Indemnifiable Loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a discount rate of 10%), and (y) shall be net of any (1) amounts recovered by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty, or indemnity or otherwise from any Person other than a party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Loss after any indemnification with respect thereto has actually been paid pursuant to this Agreement; and (2) amounts specifically included in the calculation of the Adjusted Initial Ceded Total Reserves.

“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

“Initial Assumed IMR” means the Assumed IMR as of the Effective Time.

“Initial Ceded Total Reserves” means the Ceded Total Reserves as of the Effective Time.

“Initial Discounted IMR” means the Discounted IMR as of the Effective Time.

“Initial Economic Reserves” means the Economic Reserves as of the Effective Time.

“Initial Net Settlement” means an amount equal to the result of (a) the Estimated Initial Ceded Total Reserves, plus (b) the Estimated Initial Assumed IMR, minus (c) the Estimated Initial Allowance, minus (d) the Estimated Ceding Commission, each as set forth in Cedent’s Estimated Net Settlement Statement.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.

“Insurance Reserves” means the reserves for the payment of benefits, losses, claims, unearned premium and expenses under the Reinsured Policies.

“Knowledge of Cedent” means the actual knowledge, after reasonable investigation, of those persons identified in Schedule 1.1 of the Cedent Disclosure Schedule.

“Knowledge of Reinsurer” means the actual knowledge, after reasonable investigation, of those persons identified in Schedule 1.1 of the Reinsurer Disclosure Schedule.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole, but for purposes of this clause (a) excluding any such effect to the extent resulting from or arising out of: (i) any change, development, event or occurrence in general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices); (ii) any change, development, event or occurrence generally affecting participants in the life insurance, annuity or financial services industries; (iii) any change or proposed change in Domicile SAP or Applicable Law, or the interpretation or enforcement thereof; (iv) natural disasters, catastrophic events, pandemics, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the public announcement of any of the transactions contemplated by the Transaction Agreements; (vi) the identity of or facts related to Reinsurer; (vii) any action (A) taken by Cedent or any of its Affiliates, agents or representatives at the written instruction of or with the written consent of Reinsurer or (B) failed to be taken by Cedent or any of its Affiliates, agents or representatives because Reinsurer has withheld its consent in breach of an obligation under this Agreement not to withhold such consent; (viii) any downgrade or threatened downgrade in the rating assigned to GLICNY, GLIC or Cedent by any rating agency (but not the facts or circumstances giving rise to such downgrade or threatened downgrade); or (ix) any failure of GLICNY, GLIC or Cedent to meet any financial projections, forecasts, predictions, or targets (provided that this clause (ix) shall not by itself exclude the underlying causes of any such failure); except, in the case of clause (i) (ii), (iii) and (iv), to the extent such effect has a disproportionate effect on the Business taken as a whole relative to comparable businesses of other life insurance companies; or (b) the ability of Cedent and its Affiliates to perform their respective obligations under the Transaction Agreements, including consummation of the transactions contemplated hereby or thereby. For the avoidance of doubt, the inability of the Reinsurer to timely obtain the Financing Approvals, if applicable, will not be a Material Adverse Effect.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Permits” means licenses, permits, orders, approvals, registrations, authorizations and qualifications with Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.

“Personal Information” means personal, private, health or financial information about individual policyholders or benefit recipients under the Reinsured Policies.

“Premiums” means the direct term premium, including policy fees, additional substandard premiums and modal loadings payable to GLIC, GLICNY or the Cedent with respect to the Reinsured Policies.

“Producers” means the brokers, insurance agents, producers, distributors or other persons involved in the marketing and production of the Reinsured Policies.

“Reinsured Benefits” means (i) all Covered Liabilities payable by Cedent, GLIC or GLICNY under the Reinsured Policies after the Effective Date on account of dates of death or surrender on or after the Effective Date, appropriately adjusted by the Reinsurer’s Share, and then reduced by 100% of the death or surrender benefits which are payable to Cedent or GLIC in respect of such Reinsured Policy under the terms of Excess Reinsurance (including interest on and claims expenses with respect to such death or surrender benefits if such interest or such claims expenses are payable to Cedent or GLIC in respect of such Reinsured Policy under the terms of Excess Reinsurance), regardless of whether such amounts are actually paid to Cedent or GLIC by such Excess Reinsurance; and (ii) all Reinsurer Extra-Contractual Obligations.

“Reinsured Policies” means the Direct Policies and the Assumed Policies together.

“Reinsurer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Reinsurer to Cedent concurrently with the execution and delivery of, and constituting a part of, this Agreement.

“Reinsurer Extra-Contractual Obligations” shall have the meaning set forth in the Reinsurance Agreement.

“Reinsurer Material Adverse Effect” means a material adverse effect on the ability of Reinsurer to perform its obligations under the Transaction Agreements, including consummation of the transactions contemplated hereby or thereby.

“Reinsurer’s Share” has the meaning set forth in the Reinsurance Agreement.

“Representative” means, with respect to any Person, such Person’s Affiliates and any directors, officer, employee, agent attorney or consultant of such Person or any such Affiliate.

“Reserve Methodology” means the methodologies, procedures, judgments and estimates for determining Economic Reserves set forth in Annex A.

“Restructuring Transactions” means the transactions set forth on Annex B.

“Statutory Reserves” shall equal the aggregate statutory reserves (including deficiency reserves and unearned premium reserves) in respect of the Reinsured Benefits as calculated by Cedent using the NAIC approved practices and procedures in force in Cedent’s Domicile from time to time. For the purposes of calculating the Initial Net Settlement, Cedent shall use the NAIC-approved practices and procedures in force in the Commonwealth of Virginia as of the Closing.

“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign income, premium, property (real or personal), sales, excise, employment, payroll, withholding, gross receipts, license, severance, stamp, occupation, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar, including FICA), unemployment, disability, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate thereof.

“Transaction Agreements” means this Agreement and the Reinsurance Agreement.

“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any party hereto for fees, expenses, costs, or charges as a result of the contemplation, negotiation, efforts to consummate, or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

Term	Section
2003 GLIC Reinsurance Agreement	Recitals
2004 GLIC Reinsurance Agreement	Recitals
Actuarial Firm	2.4(c)
Actuarial Report	3.12(b)
Adjusted Allowance	2.4(e)(iv)
Adjusted Initial Assumed IMR	2.4(e)
Adjusted Initial Ceded Total Reserves	2.4(e)
Adjusted Initial Discounted IMR	2.4(e)
Adjusted Initial Economic Reserves	2.4(e)
Agreement	Preamble
Audited 2014 Financial Statements	3.12(a)(i)
Burdensome Condition	5.5(a)
Cedent	Preamble
Cedent Factual Data	3.12(b)
Cedent Financial Statements	3.12(a)(i)
Cedent Fundamental Representations	7.1(a)
Cedent Indemnified Persons	7.2(b)
Cedent’s Estimated Net Settlement Statement	2.3(a)
Cedent’s Final Reserve Statement	2.4(a)
Closing	2.1
Closing Date	2.1
Condition Satisfaction	2.1
Deadline Date	8.1(b)
Deductible	7.3(a)
Disputed Item	2.4(b)
Effective Date	2.1
Enforceability Exceptions	3.2
Estimated Initial Assumed IMR	2.3(a)
Estimated Initial Ceded Total Reserves	2.3(a)
Estimated Initial Discounted IMR	2.3(a)
Financing Approvals	2.1

Term	Section
GLIC	Recitals
GLIC Reinsurance Agreements	Recitals
GLICNY	Recitals
GLICNY Reinsurance Agreement	Recitals
Jamestown	Recitals
Jamestown Reinsurance Agreement	Recitals
Milliman	3.12(b)
New York Court	9.7(a)
Notice of Disagreement	2.4(b)
Order	3.3(a)
Policyholder Personal Information	5.3
Reinsurance Agreement	Recitals
Reinsurer	Preamble
Reinsurer Fundamental Representations	7.1(a)
Reinsurer Indemnified Persons	7.2(a)
Reserve Funding Transaction	5.5(d)
Resolution Period	2.4(c)
River Lake I Reinsurance Agreement	Recitals
River Lake II Reinsurance Agreement	Recitals
RL Captive Reinsurance Agreements	Recitals
RLI	Recitals
RLII	Recitals
Threshold Amount	7.3(a)
Unresolved Items	2.4(c)

ARTICLE II.

CLOSING; INITIAL REINSURANCE PREMIUM AND CEDING ALLOWANCE

SECTION 2.1.   Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time, (i) on January 6, 2016 subject to (A) all the conditions set forth in Article VI having been satisfied or waived in accordance with this Agreement prior to such date and time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) (the “Condition Satisfaction”) and (B) Reinsurer and its applicable Affiliates having received each of the approvals of Governmental Authorities set forth in Section 2.1 of the Reinsurer Disclosure Schedule (the “Financing Approvals”) not later than the date that is three (3) Business Days prior to January 6, 2016; or (ii) if the Condition Satisfaction does not occur prior to the date and time specified in the foregoing clause (i)(A) and/or Reinsurer and its applicable Affiliates have not received the Financing Approvals by the date specified in the foregoing clause (i)(B), then on the fifth (5th) Business Day following the later of (A) the date on which the Condition Satisfaction has occurred and (B) the date on which Reinsurer and its applicable Affiliates have received the Financing Approvals; or (iii) if the Condition Satisfaction has occurred but Reinsurer and its applicable Affiliates have not received all of the Financing

Approvals by June 22, 2016, then on June 30, 2016; in each case, subject to the satisfaction or waiver of all of the conditions set forth in Article VI in accordance with this Agreement prior to the date and time of the Closing (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions); or such other date, time, or place as is agreed to in writing by the parties hereto. The actual date and time on which the Closing occurs are referred to herein as the “Closing Date.” The “Effective Date” for purposes of this Agreement and the Reinsurance Agreement shall be the first day of the month in which the Closing occurs.

SECTION 2.2.   Closing Deliveries.

(a)           Cedent’s Closing Deliveries. At the Closing, Cedent shall make the payment contemplated by Section 2.3 and also deliver to Reinsurer:

(i)            a certificate of Cedent duly executed by an authorized officer of Cedent, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(ii)           counterparts of the Reinsurance Agreement, duly executed by Cedent.

(b)           Reinsurer’s Closing Deliveries. At the Closing, Reinsurer shall make the payment contemplated by Section 2.3 and also deliver to Cedent:

(i)            a certificate of Reinsurer duly executed by an authorized officer of Reinsurer, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(ii)           counterparts of the Reinsurance Agreement, duly executed by Reinsurer.

SECTION 2.3.   Payment at Closing.

(a)           No later than five Business Days prior to the anticipated Closing Date, Cedent shall deliver to Reinsurer a statement, substantially in the form attached as Exhibit B (“Cedent’s Estimated Net Settlement Statement”), which shall be prepared as an estimate in good faith by Cedent in accordance with the Reserve Methodology and the definitions thereof after giving effect to the Restructuring Transactions on a pro forma basis, and shall set forth, in reasonable detail, Cedent’s estimated calculations of the Initial Ceded Total Reserves (the “Estimated Initial Ceded Total Reserves”), the Estimated Initial Economic Reserves, the Estimated Initial Allowance, the Initial Assumed IMR (“Estimated Initial Assumed IMR”), the Initial Discounted IMR (the “Estimated Initial Discounted IMR”), the Estimated Ceding Commission and the Initial Net Settlement. Cedent’s Estimated Net Settlement Statement shall be accompanied by a certificate signed by a senior officer of Cedent that Cedent’s Estimated Net Settlement Statement was prepared in accordance with this Section 2.3(a).

(b)           As consideration for the reinsurance by Reinsurer of the Reinsured Policies and the Assumed IMR under the Reinsurance Agreement, on the Closing Date, Cedent shall pay to Reinsurer, pursuant to clause (d) of this Section 2.3 an amount equal to the sum of (i) the Estimated Initial Ceded Total Reserves and (ii) the Estimated Initial Assumed IMR, each as reflected on Cedent’s Estimated Net Settlement Statement.

(c)           Simultaneously with the transfer described in the foregoing clause (b), Reinsurer shall pay to Cedent, pursuant to clause (d) of this Section 2.3, an amount equal to the sum of (A) the Estimated Initial Allowance and (B) the Estimated Ceding Commission, each as reflected on Cedent’s Estimated Net Settlement Statement and.

(d)           On the Closing Date, Cedent and Reinsurer shall settle payments described in the foregoing clauses (b) and (c) on a net basis with Cedent paying to Reinsurer the Initial Net Settlement as reflected on Cedent’s Estimated Net Settlement Statement in cash by wire transfer of immediately available funds to an account designated by Reinsurer at least two Business Days prior to the Closing Date.

SECTION 2.4.   Post-Closing Adjustments.

(a)           No later than ninety (90) days following the Closing Date, Cedent shall deliver to Reinsurer a statement, substantially in the form attached as Exhibit B (the “Cedent’s Final Reserve Statement”), setting forth in reasonable detail Cedent’s calculation of the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR in accordance with the Reserve Methodology and the definitions thereof, which amounts shall be calculated, to the extent applicable, based upon the inventory of Reinsured Policies in-force as of the Effective Date that is included in the in force cession file to be delivered by Cedent to Reinsurer within ten (10) Business Days following the Closing Date pursuant to Section 3(a) of Article II and Exhibit VI-A of the Reinsurance Agreement. The Cedent’s Final Reserve Statement shall be accompanied by a certificate signed by a senior officer of Cedent that Cedent’s Final Reserve Statement was prepared in accordance with this Section 2.4(a).

(b)           If Reinsurer reasonably disagrees that Cedent’s Final Reserve Statement was not determined in accordance with Section 2.4(a) or believes that Cedent’s Final Reserve Statement contains mathematical errors, Reinsurer may, within thirty (30) days after receipt of Cedent’s Final Reserve Statement, deliver a notice of disagreement (a “Notice of Disagreement”) to Cedent disagreeing with Cedent’s Final Reserve Statement and specifying in reasonable detail each item that Reinsurer in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item (determined in accordance with the Reserve Methodology). If Reinsurer does not deliver a Notice of Disagreement within such thirty (30) day period, then the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR shall be deemed to equal the amount provided in Cedent’s Final Reserve Statement.

(c)           If a Notice of Disagreement was timely delivered pursuant to Section 2.4(b), Cedent and Reinsurer shall, during the fifteen (15) days following Cedent’s receipt of such Notice of Disagreement (the “Resolution Period”), seek in good faith to reach agreement on the

Disputed Items. If, by the end of the Resolution Period, Cedent and Reinsurer are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Milliman (other than the Chicago office thereof) or other firm mutually agreed by the parties (the “Actuarial Firm”) which shall promptly review this Agreement and the Unresolved Items. The Actuarial Firm shall issue its written determination with respect to each Unresolved Item within thirty (30) days after the Unresolved Items are submitted for review. The Actuarial Firm’s determination of the Unresolved Items shall be in accordance with the Reserve Methodology and within the range of Cedent’s and Reinsurer’s disagreement with respect to each Unresolved Item, and the Actuarial Firm shall recalculate the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR (as applicable) after giving effect to its resolution of the Unresolved Items. Each party shall use commercially reasonable efforts to furnish to the Actuarial Firm such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Actuarial Firm may request. Absent manifest error, the determination of the Actuarial Firm shall be final, binding and conclusive on Cedent and Reinsurer. Judgment may be entered upon the determination by the Actuarial Firm in accordance with Section 9.7. The fees, expenses and costs of the Actuarial Firm incurred in rendering any determination pursuant to this Section 2.4 shall be split equally between Cedent and Reinsurer.

(d)           Each party shall use commercially reasonable efforts to provide promptly to the other party all relevant information and reasonable access to employees as such other party may reasonably request in connection with its review of the Cedent’s Estimated Net Settlement Statement, the Cedent’s Final Reserve Statement or the Notice of Disagreement, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to the requesting party and its Representatives entering into any reasonable customary undertakings required by the other party’s accountants in connection therewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR; provided, that Cedent shall not be required to provide Reinsurer with any information set forth in the provisos to the definition of “Books and Records.”

(e)           As used herein, the “Adjusted Initial Ceded Total Reserves,” “Adjusted Initial Economic Reserves,” “Adjusted Initial Assumed IMR” and “Adjusted Initial Discounted IMR” shall be Initial Ceded Total Reserves, Initial Economic Reserves, Initial Assumed IMR and/or Initial Discounted IMR, respectively, each as finally determined pursuant to this Section 2.4. Following final determination of the Adjusted Initial Ceded Total Reserves, Adjusted Initial Economic Reserves, Adjusted Initial Assumed IMR and Adjusted Initial Discounted IMR, whether by the absence of timely delivery of Notice of Disagreement or pursuant to Section 2.4(c):

(i)            Cedent shall pay to Reinsurer the excess, if any, of the Adjusted Initial Ceded Total Reserves over the Estimated Initial Ceded Total Reserves; and Reinsurer shall pay to Cedent the excess, if any, of the Estimated Initial Ceded Total Reserves over the Adjusted Initial Ceded Total Reserves;

(ii)           Cedent shall pay to Reinsurer the excess, if any, of the Adjusted Initial Assumed IMR over the Estimated Initial Assumed IMR; and Reinsurer shall pay to Cedent the excess, if any, of the Estimated Initial Assumed IMR over the Adjusted Initial Assumed IMR;

(iii)          Cedent shall pay to Reinsurer the excess, if any, of the Estimated Initial Discounted IMR over the Adjusted Initial Discounted IMR; and Reinsurer shall pay to Cedent the excess, if any, of the Adjusted Initial Discounted IMR over the Estimated Initial Discounted IMR; and

(iv)          Cedent shall pay to Reinsurer the excess, if any, of the Estimated Initial Allowance over the Adjusted Allowance; and Reinsurer shall pay to Cedent the excess, if any, of the Adjusted Allowance over the Estimated Initial Allowance. “Adjusted Allowance” means the difference of the Adjusted Initial Ceded Total Reserves and the Adjusted Initial Economic Reserves.

The payments contemplated by the foregoing clauses (i)-(iv) of this Section 2.4(e) shall be settled on a net basis within five (5) Business Days after such amounts have been resolved pursuant to this Section 2.4, by wire transfer of immediately available funds to an account designated by Reinsurer or Cedent, as applicable. The amount of any payment to be made pursuant to this Section 2.4(e) shall not bear any interest.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CEDENT

Subject to and as qualified by the matters set forth in the Cedent Disclosure Schedule (subject to Section 9.3(g)), Cedent represents and warrants to Reinsurer as of the date hereof and as of the Closing Date as follows:

SECTION 3.1.      Organization, Standing and Corporate Power.  Cedent is a life insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Cedent has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted and to own, lease and operate its properties and assets. Cedent is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Cedent will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of Cedent under the Transaction Agreements.

SECTION 3.2.      Authority. Cedent has the requisite corporate power and authority to enter into the Transaction Agreements, to consummate the transactions contemplated thereby and to perform the obligations thereunder. The execution and delivery by Cedent of the Transaction Agreements, the consummation by Cedent of the transactions contemplated thereby and the performance by Cedent of its obligations thereunder have been duly authorized by all necessary corporate or other organizational action on the part of Cedent. Each of the Transaction

Agreements has been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Cedent and, assuming the Transaction Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of Cedent, enforceable against Cedent in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (a) and (b) shall be referred to as, the “Enforceability Exceptions”).

SECTION 3.3.   Actions and Proceedings. Except as set forth in Section 3.3 of Cedent Disclosure Schedule, there are no:

(a)           outstanding orders, decrees, injunctions or judgments by or with any Governmental Authority (“Orders”) in effect against the Cedent, GLIC or GLICNY that restrict materially the conduct of the Business or that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(b)           Actions pending or, to the Knowledge of Cedent, threatened in writing with respect to the Business (other than Actions solely involving claims under or in connection with Reinsured Policies in the ordinary course of business seeking only damages that are within applicable policy limits) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.4.   No Conflict or Violation. Except as set forth in Section 3.4 of Cedent Disclosure Schedule, the execution, delivery and performance by Cedent of the Transaction Agreements and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not:

(a)           violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Cedent;

(b)           violate, conflict with, result in the breach of any of the terms of, any loss of rights under or modification of the effect of, otherwise give any other contracting party the right to accelerate, terminate or cancel, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract with respect to the Business to which Cedent is a party or by or to which any of its or their properties may be bound or subject;

(c)           violate any Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Cedent; or

(d)           subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 3.5, violate any Applicable Law; or

(e)           result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to the Business;

except, in the case of clauses (b), (c), (d) and (e) of this Section 3.4, for such breaches, losses of rights, accelerations, conflicts, modifications, terminations, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.5.   Governmental Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Cedent in connection with the execution, delivery and performance of this Agreement or the Reinsurance Agreement by Cedent, or the consummation by Cedent of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 3.5 of the Cedent Disclosure Schedule and such consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.6.   Compliance.

(a)           Except as disclosed in Section 3.6(a) of the Cedent Disclosure Schedule, since January 1, 2013, the Business has been conducted in compliance in all material respects with Applicable Laws. Except as disclosed in Section 3.6 of the Cedent Disclosure Schedule, since January 1, 2013, none of Cedent or any of its Affiliates has received any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of any Cedent or any of its Affiliates to comply with, any Applicable Law in any material respect with respect to the Business.

(b)           Except as disclosed in Section 3.6(b) of the Cedent Disclosure Schedule, the collection, storage, use and dissemination by Cedent or its Affiliates in the operation of the Business of any Personal Information is and has, since January 1, 2013, been in compliance with all applicable privacy policies, terms of use, contractual requirements and Applicable Law except to the extent such failure to comply would not reasonably be expected to result in a Material Adverse Effect. Cedent and its Affiliates use commercially reasonable measures to protect the secrecy of Personal Information that they collect and maintain in connection with the Business and to prevent unauthorized access to such Personal Information by any Person. With respect to the Business, Cedent and its Affiliates engaged in the Business have implemented and maintain a security plan which (i) is designed to implement and monitor effective and commercially reasonable administrative, electronic and physical safeguards to ensure that confidential information and Personal Information are protected against unauthorized access, disclosure, use, modification or other misuse or misappropriation thereof and (ii) prescribes notification procedures in compliance with Applicable Laws in the case of any breach of security compromising Personal Information.

SECTION 3.7.   Permits. Except as set forth in Section 3.7 of Cedent Disclosure Schedule, (a) to the Knowledge of Cedent, each of Cedent, GLIC and GLICNY, as applicable,

held, at the time it issued any Reinsured Policies, all material Permits required under Applicable Law in order to issue such Reinsured Policies, and (b) each of Cedent, GLIC and GLICNY, as applicable, holds all material Permits required under Applicable Law that are necessary to entitle them to conduct the Business as currently conducted. All such material Permits referred to under clause (b) of this Section 3.7 are valid and in full force and effect. Cedent is not an investment company subject to registration under the Investment Company Act of 1940, as amended.

SECTION 3.8.   Insurance Matters.

(a)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2013, each of Cedent, GLIC and GLICNY has filed all reports, statements, registrations, filings or submissions that are required under Applicable Law to be filed with any Governmental Authority and that relate in whole or in substantial part to the Business, and all such reports, statements, documents, registrations, filings or submissions were true, complete and accurate when filed in all material respects. To the Knowledge of Cedent, Cedent has made available to Reinsurer true, correct and complete copies of all material reports, statements, documents, registrations, filings or submissions, and all reports on financial examination, market conduct reports and other reports (in final form) delivered by any Governmental Authority in respect of the Business since January 1, 2013. As of the date of this Agreement, none of Cedent, GLIC, GLICNY or any of their Affiliates is subject to any pending financial or market conduct examination by any Governmental Authority in connection with the Business except as set forth in Section 3.8(a) of Cedent Disclosure Schedule.

(b)           Except as set forth in Section 3.8(b) of Cedent Disclosure Schedule, to the Knowledge of Cedent, the Reinsured Policies, to the extent required under Applicable Law, have been issued on forms approved by the applicable insurance regulatory authority or filed and not objected to by such insurance regulatory authority within the period provided for objection, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No material deficiencies have been asserted in writing by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

(c)           Since January 1, 2013, the Reinsured Policies have been administered in all material respects in accordance with the applicable policy forms and requirements of Applicable Law.

(d)           Except as set forth in Section 3.8(d) of Cedent Disclosure Schedule, and to the extent applicable to the Reinsured Policies, to the Knowledge of Cedent, each of Cedent, GLIC, GLICNY and their respective Affiliates is and has been in compliance in all material respects with all Applicable Laws regulating the marketing and sale of life insurance policies, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.8(d), (i) “advertisement” means any material designed to create public interest in life insurance policies or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) “replacement transaction” means a transaction in which a new life insurance policy is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

SECTION 3.9.   Reserved.

SECTION 3.10.   Reinsurance.

(a)           Section 3.10(a)(i) of Cedent Disclosure Schedule sets forth a complete list of Ceded Reinsurance Agreements in effect as of the date hereof. Cedent has made available to the Reinsurer true and correct copies of each of the Ceded Reinsurance Agreements. Except as set forth in Section 3.10(a)(ii) of Cedent Disclosure Schedule, no party to any Ceded Reinsurance Agreement has given the other party written notice of termination (provisional or otherwise) under any Ceded Reinsurance Agreement with respect to the Reinsured Policies. None of Cedent, GLIC or GLICNY, or, to the Knowledge of Cedent, any other party is in material breach or default under any Ceded Reinsurance Agreement. Except as set forth in Section 3.10(a)(iii) of Cedent Disclosure Schedule, each such Ceded Reinsurance Agreement with respect to the Reinsured Policies is in full force and effect and is valid and enforceable against Cedent, GLIC or GLICNY, as applicable, and, to the Knowledge of Cedent, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions.

(b)           Except for the Assumed Reinsurance Agreements or as set forth on Section 3.10(b) of the Cedent Disclosure Schedule, neither Cedent, GLIC nor GLICNY is a party to any reinsurance, retrocession or similar contracts under which any Person cedes to Cedent, GLIC or GLICNY any risks included in the Business, whether or not any such contract is currently accepting new business.

(c)           As of the Closing Date, GLICNY will have no present right under the terms of the GLICNY Reinsurance Agreement to recapture all or any part of the reinsurance ceded thereunder, with or without giving of notice, as a result of the event described in Section 3.10(c) of the Cedent Disclosure Schedule.

(d)           As of December 31, 2014, each Reinsured Policy was ceded, in whole or in part, pursuant to either the River Lake I Reinsurance Agreement or the River Lake II Reinsurance Agreement.

SECTION 3.11.  Absence of Certain Changes. Except as set forth in Section 3.11 of Cedent Disclosure Schedule, from December 31, 2014 through the date hereof, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practices, (b) there has not been any event, occurrence or condition of any character that has had, or which would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (c) none of Cedent, GLIC, GLICNY, or any of their Affiliates has taken any action or failed to take any action that would have resulted in a breach of any of the covenants set forth in Section 5.1, had Section 5.1 been in effect since December 31, 2014.

SECTION 3.12.  Cedent Financial Statements; Reserves.

(a)           Financial Statements.

(i)            Cedent has made available to Reinsurer true, correct and complete copies of the following statutory statements, as filed with the insurance regulatory authority of Cedent’s state of domicile, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (A) Cedent’s unaudited annual statutory financial statements, as of and for the years ended December 31, 2013 and December 31, 2014, (B) Cedent’s audited annual statutory financial statements as of and for the year ended December 31, 2013, (C) Cedent’s audited annual statutory financial statements as of and for the year ended December 31, 2014 (the “Audited 2014 Financial Statements”) and (C) the unaudited quarterly statutory financial statements of Cedent as of and for the quarter ended June 30, 2015 (collectively, the “Cedent Financial Statements”). The Cedent Financial Statements have been prepared in accordance with the Domicile SAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the statutory financial position, results of operations and cash flows of Cedent at and for the respective periods indicated therein. To the Knowledge of Cedent, no material deficiency has been asserted in writing by any Governmental Authority with respect to any Cedent Financial Statements that remains unresolved prior to the date hereof.

(ii)           Subject to Section 9.12, the Insurance Reserves as of December 31, 2014 reflected on the Audited 2014 Financial Statements: (A) were computed in all material respects in accordance with generally accepted actuarial standards consistently applied and (B) were fairly stated in accordance with Domicile SAP and Applicable Law.

(b)           Cedent has made available to Reinsurer a true, complete and correct copy of the “Actuarial Appraisal of River Lake I and River Lake II Blocks of Business” prepared by Milliman, Inc. (“Milliman”) with respect to the Business dated April 20, 2015, and all supplements and addenda thereto (the “Actuarial Report”). Except as set forth in Section 3.12(b) of Cedent Disclosure Schedule, to the Knowledge of Cedent, the factual data furnished by Cedent and its Affiliates in writing to Milliman with respect to the Business for its use in connection with the preparation of the Actuarial Report (the “Cedent Factual Data”) was (i) derived from the Books and Records, (ii) generated from the same underlying systems that were utilized by Cedent or its applicable Affiliates to prepare the Audited 2014 Financial Statements to the extent applicable and (iii) accurate in all material respects as of the date such Cedent Factual Data was furnished to Milliman. In the good faith judgment of Cedent and in the context of industry practices for the preparation of third party actuarial reports to be used in the sale of a block of life insurance business, the Cedent Factual Data was complete in all material respects as of the date furnished to Milliman. Except as set forth in Section 3.12(b) of the Cedent Disclosure Schedule, as of the date hereof, Milliman has not issued to Cedent or its Affiliates any new or revised report with respect to the Business or any errata with respect to the Actuarial

Report nor has it notified Cedent or any of its Affiliates that the Actuarial Report is inaccurate in any material respect. Notwithstanding anything in this Agreement to the contrary, Cedent does not guarantee the projected results included in the Actuarial Report, or make any representation or warranty (x) with respect to any estimates, projections, predications, forecasts, assumptions, methodologies and judgments in the Actuarial Report or the assumptions on the basis of which such information or data was prepared (including, without limitation, as to future mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Business or its associated liabilities or assets) or (y) to the effect that the projected profits set forth in the Actuarial Report will be realized.

(c)           Except as set forth in Section 3.12(c) of the Cedent Disclosure Schedule or included in the Cedent Factual Data, from January 1, 2015 to the date hereof, none of Cedent or any of its Affiliates has received any written notice of any actual or proposed increase in the reinsurance rates payable under any Excess Reinsurance with respect to the Reinsured Policies, and no such increase has occurred.

(d)           Except as set forth in Section 3.12(d) of the Cedent Disclosure Schedule or as contemplated by the Reinsurance Agreement, Cedent has not granted a security interest in the Recurring Reinsurance Premiums (as defined in the Reinsurance Agreement) to any Person.

SECTION 3.13.  Books and Records. The Books and Records (i) have been maintained in all material respects in accordance with sound business practices and Applicable Law and (ii) to the Knowledge of Cedent, have been prepared using processes and procedures for which there are no material weaknesses or significant deficiencies in internal controls over financial reporting that adversely affect the ability of Cedent to accurately present and reflect in all material respects all of the Business and other transactions and actions related thereto.

SECTION 3.14.  No Undisclosed Material Liabilities. The Business does not have any material Liabilities of a type that are required to be set forth on a balance sheet prepared in accordance with Domicile SAP, except (a) as set forth in Section 3.14 of Cedent Disclosure Schedule, (b) Liabilities disclosed or reserved against in the Cedent Financial Statements, or (c) liabilities and obligations that (x) were incurred after December 31, 2014 in the ordinary course of business and (y) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.15.  Brokers and Finders. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Cedent or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, except Goldman Sachs & Co., whose fees for services rendered in connection therewith will be paid by Cedent.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF REINSURER

Subject to and as qualified by the matters set forth in the Reinsurer Disclosure Schedule (subject to Section 9.3(g)), Reinsurer represents and warrants to Cedent as of the date hereof and as of the Closing Date as follows:

SECTION 4.1.   Organization, Standing and Corporate Power. Reinsurer is a life insurance company duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted and to own, lease and operate its properties and assets. Reinsurer is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect. As of the Closing Date, Reinsurer will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of Reinsurer under the Transaction Agreements.

SECTION 4.2.   Authority. Reinsurer has the requisite corporate power and authority to enter into the Transaction Agreements, to consummate the transactions contemplated thereby and to perform the obligations thereunder. The execution and delivery by Reinsurer of the Transaction Agreements, the consummation by Reinsurer of the transactions contemplated thereby and the performance by the Reinsurer of its obligations thereunder have been duly authorized by all necessary corporate or other organizational action on the part of Reinsurer. Each of the Transaction Agreements has been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Reinsurer and, assuming the Transaction Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of Reinsurer, enforceable against Reinsurer in accordance with their terms, except that enforcement may be subject to the Enforceability Exceptions.

SECTION 4.3.   Actions and Proceedings. There are no:

(a)           outstanding Orders in effect against Reinsurer that, individually or in the aggregate, would reasonably be expected to have a Reinsurer Material Adverse Effect; or

(b)           Actions pending or, to the Knowledge of Reinsurer, threatened in writing against Reinsurer of any kind that would, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.4.   No Conflict or Violation. The execution, delivery and performance by Reinsurer of the Transaction Agreements and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not:

(a)           violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Reinsurer;

(b)           violate, conflict with, result in the breach of any of the terms of, any loss of rights under or modification of the effect of, otherwise give any other contracting party the right to accelerate, terminate or cancel, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract to which Reinsurer is a party or by or to which any of its or their properties may be bound or subject;

(c)           violate any Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Reinsurer; or

(d)           subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 4.5, violate any Applicable Law; or

(e)           result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to the Reinsurer’s business;

except, in the case of clauses (b), (c), (d) and (e) of this Section 4.4, for such breaches, losses of rights, accelerations, conflicts, modifications, terminations, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.5.   Governmental Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Reinsurer in connection with the execution, delivery and performance of this Agreement or the Reinsurance Agreement by Reinsurer, or the consummation by Reinsurer of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 4.5 of the Reinsurer Disclosure Schedule and such consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.6.   Compliance. Except as disclosed in Section 4.6 of the Reinsurer Disclosure Schedule, since January 1, 2013 Reinsurer is and has been in compliance in all material respects with all Applicable Laws, its Articles of Incorporation and Bylaws or other organizational documents and all material Permits issued to Reinsurer by any Governmental Authority, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.7.   Licensing Status. Reinsurer is licensed in Cedent’s Domicile such that Cedent could take Credit For Reinsurance if the cession contemplated by the Reinsurance Agreement occurred on the date hereof (with respect to this representation and warranty given as of the date hereof) and on the Closing Date (with respect to this representation and warranty given as of the Closing Date).

SECTION 4.8.   Brokers and Finders. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Reinsurer or its Affiliates in connection with this Agreement or the transactions contemplated hereby, except for any such broker, finder or financial adviser, whose fees for services rendered in connection herewith will be paid by Reinsurer.

ARTICLE V.

COVENANTS

SECTION 5.1.   Conduct of Business of the Company. Except as expressly permitted by this Agreement, as required by Applicable Law or Domicile SAP, as set forth in Section 5.1 of the Cedent Disclosure Schedule, as Reinsurer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) or in the event Reinsurer fails to respond to a written request for consent within five (5) Business Days after receipt of such request, from the date of this Agreement to the Closing Date, Cedent shall operate the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the current relationships of the Business with its employees, policyholders, Insurance Regulators and others having material relationships with the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, except as expressly permitted by this Agreement, as required by Applicable Law or Domicile SAP, as set forth in Section 5.1 of the Cedent Disclosure Schedule, as Reinsurer otherwise consents in writing (which consent shall not, other than with respect to clauses (e) or (g) of this Section 5.1, be unreasonably withheld, conditioned, or delayed) or in the event Reinsurer fails to respond to a written request for consent within five (5) Business Days after receipt of such request, Cedent shall not, and shall not cause or permit any of its Affiliates to, do any of the following without the consent of Reinsurer:

(a)           make any material change in the conduct of the Business, including the licensure of Cedent as an insurer or reinsurer in the State of Delaware, Commonwealth of Virginia or change the Domicile of Cedent to the State of New York;

(b)           make any material change in the accounting, actuarial, financial reporting, reserving or claims administration policies, practices, or principles used in connection with the Business;

(c)           (A) waive or release any material claim or litigation or waive any material right with respect to the Business, other than in the ordinary course of business consistent with past practice, or (B) enter into any settlement or release with respect to any Action or Order with respect to the Business (except for claims under Reinsured Policies in the ordinary course of business consistent with past practice and within applicable policy limits), unless such settlement or release contemplates only the payment of money without ongoing limits on the conduct or operation of the Business;

(d)           abandon, modify, waive or terminate any material Permit to the extent used in the Business;

(e)           (A) amend, terminate (or consent to the termination of), waive any material rights under or, other than pursuant to its current terms and in the ordinary course of business consistent with past practice, renew or extend, any Ceded Reinsurance Agreements with respect to the Reinsured Policies or settle any disputes thereunder to the extent that any such actions relate in whole or in part to the Reinsured Policies or (B) enter into any new reinsurance agreement that would constitute a Ceded Reinsurance Agreement with respect to any Reinsured Policy or, in each case, cause or permit GLIC, GLICNY, Jamestown, RLI or RLII to take any such action;

(f)            except in the ordinary course of business consistent with past practice, make any material changes in the terms or policies with respect to the payment of commissions or other compensation to any Producers with respect to the Business;

(g)           terminate, recapture any liabilities ceded under, commute, modify, supplement, amend or waive compliance with any material provision of the Assumed Reinsurance Agreements; or

(h)           enter into a binding agreement to take any of the foregoing actions.

SECTION 5.2.   Access to Information; Confidentiality. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, Reinsurer, at its own expense, shall have the right to inspect all Books and Records and to interview employees or officers of Cedent or its Affiliates having knowledge of the Business at any reasonable time during normal business hours at the office of Cedent, in each case as Reinsurer may reasonably request; provided, however, that Cedent shall not be obligated to provide access to any such Books and Records if doing so would violate a contract, agreement or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege, it being understood that Cedent shall use commercially reasonable efforts to obtain waivers or make other arrangements (including by redacting information or entering into joint defense agreements) to enable such information to be furnished or made available to Reinsurer without so jeopardizing privilege or contravening such obligation. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Reinsurer and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2.

SECTION 5.3.   Confidentiality of Policyholder Personal Information. From and after the date hereof, Cedent shall not, and shall cause its Affiliates and its and their directors, officers and employees not to, disclose to any Person (including any of the Producers or any other insurance agent, broker or other producer) any personally identifiable information pertaining to the holders of Reinsured Policies (“Policyholder Personal Information”), including in connection with any “program of internal replacement”, except for disclosures (a) to any Producers in connection with the ordinary course administration of the Reinsured Policies produced or marketed by such Producers, consistent with past practices, (b) required by Applicable Law or any Governmental Authority after prior notice has been given to Reinsurer, if reasonably practicable (including any report, statement, testimony or other submission to such Governmental Authority), or (c) as may be reasonably necessary to be disclosed in connection with any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Cedent or its Affiliates in the course of any litigation, investigation, arbitration or administrative proceeding). Cedent shall instruct its directors, officers and employees having access to Policyholder Personal Information of the confidentiality obligations set forth in this Section 5.3, and Cedent shall be liable to Reinsurer for any violation of such obligations by such Persons. Notwithstanding anything in this Section to the contrary, the parties acknowledge and agree that each party may share any Policyholder Personal Information with (i) any Insurance Regulator or (ii) the Internal Revenue Service or any other taxing authority as each party deems necessary or advisable in its good faith judgment.

SECTION 5.4.   Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements.

SECTION 5.5.   Consents, Approvals and Filings.

(a)            Subject to the terms and conditions hereof, Cedent and Reinsurer shall each use its reasonable best efforts, and shall cooperate fully with each other: (i) to comply as promptly as practicable with all requirements of Government Authorities applicable to the transactions contemplated by the Transaction Agreements; and (ii) to obtain as promptly as practicable all necessary permits, orders, or other consents, approvals or authorizations of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements (including, for all purposes of this Section 5.5, those set forth in Section 3.5 of the Cedent Disclosure Schedule and those set forth in Section 4.5 of the Reinsurer Disclosure Schedule, and, except as otherwise expressly provided in this Section 5.5, the Financing Approvals). In connection therewith, Cedent and Reinsurer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, and shall defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated thereby, and shall consent to and comply with any condition imposed by any Governmental Authority on its grant of any such permit, order, consent, approval, or authorization, other than any such condition that, in the case of Cedent, results in a material impairment of the aggregate economic benefits, taken as a whole, that, as of the date hereof, Cedent and its Affiliates reasonably expect to obtain from the transactions contemplated by the Transaction Agreements (a “Burdensome Condition”). Subject to Section 5.5(d), each of the parties shall provide to the other party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof; provided, in no event will any party be required to disclose to the other party any trade secrets or personally identifiable information or personal financial information in respect of itself or any of its Representatives.

(b)           Without limiting the generality of the foregoing, promptly following the date hereof, each of Reinsurer and Cedent shall, and shall cause their respective Affiliates to, file with all applicable Insurance Regulators requests for approval that are required to be obtained by Reinsurer, Cedent or such Affiliates, respectively, in connection with the transactions contemplated by the Transaction Agreements. Subject to Section 5.5(d):

(i)            a reasonable time prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, each party shall furnish to the other party a copy thereof (provided, in no event will any party be required to disclose to the other party any trade secrets or personally identifiable information or personal financial information in respect of itself or any of its Representatives), and such other party shall have a reasonable opportunity to provide comments thereon, which comments shall be considered in good faith by the party furnishing such information to the Insurance Regulator;

(ii)           each party shall give to the other party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, in the case of any such notice or communication that is in writing, shall promptly furnish the other party with a copy thereof, provided that any such notice or communication may be redacted by the receiving party to the extent related to matters other than approvals of Governmental Authorities necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements; and

(iii)          each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls (except with respect to routine administrative matters), or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call, or other conference.

(c)           Reinsurer and Cedent shall, upon request, furnish each other with all information concerning themselves, their respective Affiliates, directors, officers and shareholders, the Business and such other matters as may be reasonably necessary or advisable in connection with the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements.

(d)           Without limiting the generality of the foregoing, Reinsurer will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain by December 31, 2015 all of the Financing Approvals; it being understood that if the Financing Approvals are not obtained prior to December 31, 2015, Reinsurer shall continue to use its reasonable best efforts to so obtain such approvals as promptly as practicable thereafter. Reinsurer shall keep Cedent generally informed on an ongoing basis with regard to the status of its efforts to obtain the Financing Approvals; but Reinsurer shall have no obligation to disclose to Cedent any filings or applications with, or other communications made to or received from, any Governmental Authority to the extent related to the Financing Approvals or the reserve funding transaction contemplated thereby (the “Reserve Funding Transaction”), or to afford Cedent the opportunity to comment thereon. Cedent shall not be entitled to participate in any meeting, telephone call or other conference between Reinsurer (or any of its Representatives) and any Governmental Authority, in each case to the extent relating to the Financing Approvals or the Reserve Funding Transaction.

SECTION 5.6.   Ceded Reinsurance Agreements.

(a)           From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, Cedent will use its reasonable best efforts to seek consents from the reinsurers under the Ceded Reinsurance Agreements to waive any retention requirements applicable to the Reinsured Policies under the applicable Ceded Reinsurance Agreements or to seek such other consents, waivers or the taking of such other actions from or by such reinsurers as may be reasonable, necessary or appropriate in furtherance of the transactions contemplated by this Agreement and the Reinsurance Agreement, it being understood and agreed that “reasonable best efforts” for purposes of this Section 5.6(a) shall not be deemed to obligate Cedent or any of its Affiliates to make any payments or otherwise pay any consideration to any Person in connection with any such consents, waivers or other actions under the Ceded Reinsurance Agreements. Reinsurer shall, at the request of Cedent, reasonably cooperate in good faith with Cedent in seeking such consents, waivers and the taking of such other actions; provided, that the Reinsurer shall not be obligated to make any payments or otherwise pay any consideration to any Person in connection with any such consents, waivers or other actions.

(b)           Notwithstanding anything in this Section 5.6 to the contrary, the failure to obtain any approval described in Section 5.6(a) shall not (i) constitute a failure to satisfy any condition set forth in Article VI or (ii) otherwise relieve any Person from its obligation to consummate the transactions contemplated by the Transaction Agreements.

(c)           In the event that Cedent is unable to obtain a waiver of any retention requirement described in Section 5.6(a), the parties shall negotiate in good faith revisions to the Reinsurance Agreement to provide for the retention by Cedent and/or its Affiliates of the minimum amount of Reinsured Benefits required in order for Cedent or its Affiliates, as applicable, to comply with such retention requirements.

(d)           From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, in the event Cedent, GLIC, GLICNY or any of their respective Affiliates receives written notice of a proposed increase in the reinsurance rates with respect to the Reinsured Policies payable under any Ceded Reinsurance Agreement, Cedent shall, as promptly as practicable, give to the Reinsurer, or ensure that the Reinsurer is given, written notice of such proposed rate increase and copies of any related written correspondence from the reinsurer under such Ceded Reinsurance Agreement with respect to such proposed rate increase. To the extent reasonably practicable, Cedent shall, or shall cause the applicable ceding company under such Ceded Reinsurance Agreement to, request an extension of time to respond to such proposed increase until after the Closing (at which time the applicable provisions of Section 4 of Article II of the Reinsurance Agreement shall apply). To the extent that such an extension of time has not been obtained, Cedent shall respond to such proposed increase (to the extent applicable to risks arising in respect of the Reinsured Policies) in good faith and in a manner consistent with past practice.

SECTION 5.7.   Reserved.

SECTION 5.8.   Restructuring Transactions. Cedent shall use its reasonable best efforts to complete each of the Restructuring Transactions on or prior to the Closing. Reinsurer shall, at the request of Cedent and at Cedent’s sole cost and expense, reasonably cooperate in good faith with Cedent to complete the Restructuring Transactions. To the extent that any Restructuring Transactions have not been completed upon the Closing, Cedent shall continue to use its reasonable best efforts to complete any remaining Restructuring Transactions as soon as possible following the Closing; provided, that such obligation shall terminate upon the issuance of a final written decision of any applicable Governmental Authority, the approval of which is reasonably necessary to consummate such Restructuring Transaction, denying such approval.

SECTION 5.9.   Public Announcements. Reinsurer and Cedent, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld, delayed, or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other party hereto as required by this Section 5.9, the party that issues such press release or makes such statement shall provide the other party with notice and a copy of such press release or statement as soon as reasonably practicable.

SECTION 5.10.  Further Assurances. Cedent and Reinsurer shall execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party or its Affiliates to carry out the provisions of the

Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements.

ARTICLE VI.

CONDITIONS PRECEDENT

SECTION 6.1.   Conditions to Each Party’s Obligations. The obligations of Reinsurer and Cedent to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)           Approvals. All consents, approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority in connection with the transactions contemplated hereby that are set forth in Section 3.5 of the Cedent Disclosure Schedule or Section 4.5 of the Reinsurer Disclosure Schedule, other than the Financing Approvals, shall have been obtained or made and shall be in full force and effect, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated.

(b)           No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction and no statute, rule, or regulation of any Governmental Authority preventing the consummation of the material transaction contemplated by the Transaction Agreements shall be in effect.

SECTION 6.2.   Conditions to Obligations of Reinsurer. The obligations of Reinsurer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Cedent set forth in this Agreement, other than the Cedent Fundamental Representations (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect) shall be true and correct on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the Cedent Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date).

(b)           Performance of Obligations of Cedent. Cedent shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)           Closing Deliveries. Cedent shall have delivered or caused to be delivered to Reinsurer each of the documents required to be delivered by it pursuant to Section 2.2.

(d)           Restructuring Transactions. Each of the Restructuring Transactions identified in Annex B shall have been completed in accordance with Annex B.

(e)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, event, circumstance, effect, development, occurrence or condition of any character that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.3.   Conditions to Obligations of Cedent. The obligations of Cedent to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Reinsurer set forth in this Agreement, other than the Reinsurer Fundamental Representations (without giving effect to any limitation set forth therein as to materiality) shall be true and correct on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect, and (ii) the Reinsurer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date).

(b)           Performance of Obligations of Reinsurer. Reinsurer shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)           Closing Deliveries. Reinsurer shall have delivered or caused to have delivered to Cedent each of the documents required to be delivered by it pursuant to Section 2.2.

(d)           Absence of Burdensome Condition. The consents, approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority described in Section 6.1(a) shall have been obtained or made without the imposition of a Burdensome Condition.

ARTICLE VII.

INDEMNIFICATION

SECTION 7.1.   Survival of Representations, Warranties and Covenants.

(a)           The representations and warranties of Cedent and Reinsurer contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire on the date that is eighteen (18) months following the Closing Date; provided that the representations and warranties made in Sections 3.1 (Organization, Standing and Corporate Power), 3.2 (Authority) and 3.15 (Brokers and Finders) (the “Cedent Fundamental Representations”) and Sections 4.1 (Organization, Standing and Corporate Power), 4.2 (Authority) and 4.8 (Brokers and Finders) (the “Reinsurer Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations.

(b)           To the extent that it is to be performed after the Closing, each covenant in this Agreement will, for purposes of this Article VII, survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing will survive until the date that is six (6) months after the Closing Date, after which time no claim for indemnification with respect thereto may be brought hereunder.

(c)           Any claim for indemnification in respect of any breach of representation, warranty or covenant that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in this Section 7.1 shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

SECTION 7.2.   Indemnification.

(a)           Cedent shall indemnify, defend and hold harmless Reinsurer, its Affiliates and their respective directors, officers, employees, successors and permitted assigns (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses resulting from or arising out of:

(i)            any breach of any representation or warranty of Cedent made in Article III of this Agreement (other than Section 3.12(b) and Section 3.12(c)); or

(ii)           any breach or nonfulfillment of any agreement or covenant of Cedent under this Agreement.

(b)           Reinsurer shall indemnify, defend and hold harmless Cedent, its Affiliates and their respective directors, officers, employees, successors and permitted assigns

(collectively, the “Cedent Indemnified Persons”) from and against any and all Indemnifiable Losses resulting from or arising out of:

(i)            any breach of any representation or warranty of Reinsurer made in Article IV of this Agreement; or

(ii)           any breach or nonfulfillment of any agreement or covenant of Reinsurer under this Agreement.

(c)           For purposes of determining whether any representation or warranty has been breached and the amount of any Indemnifiable Losses under this Article VII, each representation and warranty contained in this Agreement shall be read without regard to any materiality or Material Adverse Effect (which instead will be read as an adverse effect or change) qualifier contained therein, except for any such limitation or qualification contained in Section 3.11(b).

SECTION 7.3.   Certain Limitations.

(a)           No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Section 7.2(a)(i) (in the case of Cedent) or Section 7.2(b)(i) (in the case of Reinsurer), other than in respect of any breach of any Cedent Fundamental Representations or Reinsurer Fundamental Representations (as applicable) (i) with respect to any claim or claims based on substantially similar facts, events or circumstances, unless such claim or claims involve Indemnifiable Losses in excess of $50,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below), and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under such Sections 7.2(a)(i) (except in respect of Cedent Fundamental Representations) or such Section 7.2(b)(i) (except in respect of Reinsurer Fundamental Representations), as the case may be, exceeds $1,050,000 for all Indemnifiable Losses (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of such claims under Sections 7.2(a)(i) or such Section 7.2(b)(i), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VII. The maximum aggregate liability of Cedent, on the one hand, and Reinsurer, on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 7.2(a)(i) (except in respect of a breach of the Cedent Fundamental Representations), in the case of Cedent, or Section 7.2(b)(i) (except in respect of a breach of the Reinsurer Fundamental Representations), in the case of Reinsurer, shall be an amount equal to $14,000,000.

(b)           No Reinsurer Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent the related damages, losses, liabilities, obligations, costs, or expenses were included in the calculation of the Adjusted Initial Ceded Total Reserves.

(c)           In the event a claim or any Action for indemnification under this Article VII has been finally determined, the amount of such final determination shall be paid (i) if the Indemnified Party is a Reinsurer Indemnified Person, by Cedent to the Reinsurer

Indemnified Person and, (ii) if the Indemnified Party is a Cedent Indemnified Person, by Reinsurer to the Cedent Indemnified Person, in each case on demand by wire transfer of immediately available funds to an account designated by Cedent or Reinsurer, as applicable. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the parties to this Agreement have so determine by mutual agreement or, if disputed, when a final order, judgment, or decree of any Governmental Authority has been entered into with respect to such claim or Action.

(d)           Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event, or circumstance that results in an adjustment under Section 2.4 would also constitute a breach of or inaccuracy in any of Cedent’s representations, warranties, covenants, or agreement under this Agreement, Cedent shall have no obligation to indemnify any Reinsurer Indemnified Person with respect to such breach or inaccuracy to the extent such indemnification would result in a duplicate recovery.

(e)           The parties hereto acknowledge and agree that, except as set forth in (i) Article II, (ii) Section 9.7(b), (iii) the Reinsurance Agreement and (iv) with respect to causes of action arising out from actual fraud, if the Closing occurs, their sole and exclusive remedy following the Closing at law or equity with respect to this Agreement, the transactions contemplated hereby, or any other matter relating to any party or its Affiliates prior to the Closing, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article VII.

(f)            Notwithstanding anything contained in this Agreement to the contrary, the Reinsurer shall have no rights and remedies whatsoever under this Agreement, including any claim for indemnification under this Article VII or injunctive relief, in connection with any breach by Cedent of the representations and warranties contained in Section 3.12(b) or Section 3.12(c), except as expressly set forth in Section 6.2(a)(i).

SECTION 7.4.   Procedures for Third Party Claims.

(a)           If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) calendar days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b)           The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Any election by the Indemnitor to assume the defense of a Third Party Claim must be delivered by the Indemnitor to the Indemnitee within fifteen (15) Business Days after receipt by the Indemnitor of the Indemnitee’s notice delivered pursuant to Section 7.4(a). Such assumption of defense shall not be deemed to be an admission or assumption of liability by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request at the Indemnitor’s expense) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent, and any such admission, payment, settlement, compromise, or discharge without the Indemnitor’s prior written consent shall be deemed to be a waiver by the Indemnitee of any right to indemnity for all Indemnifiable Losses related to such Third Party Claim. If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise, or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the Indemnitor may pay, settle, compromise, or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.

SECTION 7.5.   Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such 30-day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

SECTION 7.6.   Certain Other Matters. Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

ARTICLE VIII.

TERMINATION PRIOR TO CLOSING

SECTION 8.1.   Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)           by Cedent or Reinsurer in writing, if there shall be any order, injunction, or decree of any Governmental Authority that prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith, and, if binding on such party, used reasonable best efforts to prevent the entry of, and to remove, such order, injunction, or decree in accordance with its obligations under this Agreement;

(b)           by Cedent or Reinsurer in writing, if the Closing has not occurred on or prior to June 30, 2016 (as it may be extended, the “Deadline Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(c)           by either Cedent or Reinsurer (but only so long as Cedent or Reinsurer, as applicable, is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the other party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching party and such breach is not subsequently waived by the non-breaching party or capable of being cured or is not cured within 30 calendar days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 8.1(c); or

(d)           by mutual written consent of Cedent and Reinsurer.

SECTION 8.2.   Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of either party (or any Representative of such party) to the other party to this Agreement; provided that no such termination shall relieve a party from liability for any breach of this Agreement prior to such termination or for actual fraud. Notwithstanding the foregoing, Section 1.1, this Section 8.2 and Article IX shall survive termination hereof pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, (a) Reinsurer shall return all documents received from Cedent, its Affiliates, and its Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to Cedent, and (b) all confidential information received by Reinsurer with respect to Cedent and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.1.      Fees and Expenses. Each party hereto shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incident to preparing for, entering into, and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby.

SECTION 9.2.      Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested, (ii) delivered by overnight express mail, (iii) e-mailed (with confirmation of receipt) or (iv) sent by facsimile transmission (followed by a confirmation mailed by first class or overnight mail) to:

(a)           if to Reinsurer:

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Attention: General Counsel

Email: Debbie.Long@protective.com

Facsimile: (205) 268-3597

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Marilyn Lion, Esq.

E-mail: malion@debevoise.com

Facsimile: (212) 521-7108

(b)           if to Cedent:

Genworth Life and Annuity Insurance Company

6620 West Broad Street

Richmond, Virginia 23230

Attn: Legal Department

Facsimile: (804) 662-2414

with a copy (which shall not constitute notice) to:

Genworth Life and Annuity Insurance Company

700 Main Street

P.O. Box 1280

Lynchburg, Virginia 24505-1280

Attn: General Counsel

Facsimile: (434) 948-5819

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Alexander M. Dye

E-mail: adye@willkie.com

Facsimile: (212) 728-9642

Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section.

SECTION 9.3.   Construction.

(a)           Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.

(b)           Any reference herein to a “consent” shall be deemed to mean prior written consent.

(c)           Any reference herein to “notice” shall be deemed to mean prior written notice.

(d)           Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.

(e)           When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.

(f)            Unless otherwise specified, all references herein to any statute, rule, or regulation are to the statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section.

(g)           Any fact or item disclosed in any section of each of the Reinsurer Disclosure Schedule or the Cedent Disclosure Schedule shall be deemed disclosed in all other sections of such Disclosure Schedule to the extent the applicability of such fact or item to such other section of such Disclosure Schedule is reasonably apparent. Disclosure of any item in the Reinsurer Disclosure Schedule or the Cedent Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event, or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)            Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(j)            All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.

(k)           This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Authority or other Person against either party by virtue of the fact that such party was the drafting party.

SECTION 9.4.      Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement and the Reinsurance Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

SECTION 9.5.      Third Party Beneficiaries. Except as set forth in Article VII with respect to the Reinsurer Indemnified Persons and the Cedent Indemnified Persons, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 9.6.      Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.7.      Jurisdiction; Enforcement.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit, or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is brought in an inconvenient forum or that the venue of such action, suit, or other proceeding is improper; provided that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit, or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 9.2, constitute good, proper, and sufficient service thereof.

(b)           The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

SECTION 9.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be novated, transferred or assigned, in whole or in part, by either party without the non-transferring party’s consent; provided that the merger of Cedent with an entity which was under common control with it before such merger, regardless of whether Cedent is the survivor of such merger, shall not be deemed to be an assignment; any such resulting merged entity shall be considered to be Cedent under this Agreement. Upon assignment, this Agreement will be binding upon the respective successors and assigns.

SECTION 9.9.        Amendments. This Agreement may be amended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

SECTION 9.10.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of Cedent or Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

SECTION 9.11.     Waiver. Either party may choose not to enforce or insist upon the strict adherence to any provision or right under this Agreement. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a party under this Agreement must be in writing and signed by a duly authorized representative of the party.

SECTION 9.12.     Certain Limitations.

(a)           Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Cedent Disclosure Schedule, or any of the Schedules or Exhibits hereto or thereto, Reinsurer acknowledges and agrees that neither Cedent nor any of its Affiliates, nor any Representative of any of them, makes or has made, and Reinsurer has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made by Cedent in Article III. Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to Reinsurer with respect to the Business or any other matter, including with respect to (i) the probable success or profitability of the Business after the Closing, or (ii) any information, documents, or material made available to Reinsurer, its Affiliates, or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including and confidential information memoranda prepared by or on behalf of Cedent in connection with the transactions contemplated by this Agreement), Reinsurer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; (iii) except as expressly set forth in Section 3.12(b) and Section 5(a) of Article VIII of the Reinsurance Agreement it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of Cedent to Reinsurer, its Affiliates or their respective Representatives; (iv) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of Cedent or any of its Affiliates except as expressly set forth in Section 3.12(b) and

Section 5(a) of Article VIII of the Reinsurance Agreement; and (v) it shall have no claim against any Person with respect to any such valuation, appraisal, projection, or forecast except with respect to representations and warranties expressly set forth in Section 3.12(b) and Section 5(a) of Article VIII of the Reinsurance Agreement.

(b)           Notwithstanding anything in this Agreement to the contrary, Cedent makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing, that the Insurance Reserves or the assets supporting such Insurance Reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible, or except as expressly set forth in Section 3.12(a)(ii)(A) and (B), whether such reserves were calculated, established, or determined in accordance with any actuarial, statutory or other standard.

(c)           Reinsurer further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Business, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents, and other materials, and (iv) has been provided an opportunity to ask questions of Cedent with respect to such information, documents, and other materials and has received answers to such questions that it considers satisfactory.

(d)           Under no circumstances does any of the content of this Agreement or the Reinsurance Agreement constitute an express or implied representation or warranty with respect to the future performance of the Reinsured Policies or of the experience, success or profitability of the Reinsured Policies.

SECTION 9.13.     Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All settlements of account between Cedent and Reinsurer shall be in cash.

SECTION 9.14. No Offset. No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates under this Agreement against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party. For clarity, this Section 9.14 shall not be construed to limit or otherwise affect the rights of any such party to offset any mutual debits and credits arising under the Reinsurance Agreement to the extent permitted thereunder.

SECTION 9.15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Cedent and Reinsurer agree that transmission of copies of original signatures via electronic means, either by facsimile or as a “scanned” document attached to electronic mail, shall constitute valid execution of this Agreement. In the event of an electronic exchange of signatures for this Agreement, Cedent and Reinsurer agree to subsequently exchange original “wet” execution signatures of this Agreement within a reasonable time following the electronic exchange of signatures; provided that the failure of any party to exchange original “wet” execution signatures of this Agreement shall in no event affect the validity or enforceability of this Agreement. Such “wet” execution signatures will reflect the date of original execution and thus will be executed in counterpart.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Lou E. Hensley
Name:	Lou E. Hensley
Title:	President & CEO

PROTECTIVE LIFE INSURANCE COMPANY

By:	/s/ Nancy Kane Curreri
Name:	Nancy Kane Curreri
Title:	Senior Vice President, Acquisitions

[Signature Page to Master Agreement]

EXHIBIT C

Reinsurance Agreement

by and between

Genworth Life and Annuity Insurance Company

Richmond, Virginia

and

Protective Life Insurance Company

Brentwood, Tennessee

Table of Contents

Article I	Definitions

Article II	Reinsurance

Article III	Notification and Administration

Article IV	Reinsurance Premiums and Allowances

Article V	Taxes

Article VI	Claims

Article VII	Reinstatements, Conversions, Risk Classification Changes and Reductions

Article VIII	Accounting and Reserves

Article IX	Errors and Omissions

Article X	Inspection of Records

Article XI	Insolvency

Article XII	Dispute Resolution

Article XIII	Confidentiality; Privacy Requirements

Article XIV	Duration of Agreement; Termination

Article XV	Miscellaneous

Exhibit I	Excess Reinsurance
Exhibit II	Allowances
Exhibit III	Identification of Reinsured Policies
Exhibit IV	Reinsurer’s Share
Exhibit V	Net Settlement
Exhibit VI-A	Reinsurance Reporting
Exhibit VI-B	Operational Reporting
Exhibit VII	Premium Rates Description
Exhibit VIII	Economic Reserves
Exhibit IX	Reinsurance Credit Event Recapture Payment
Exhibit X	Commissions

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Appendix I	Management Representation Letter

Schedule 1	Schedule 1 Excess Reinsurance

ii

This REINSURANCE AGREEMENT (this “Agreement”) is made by and between Genworth Life and Annuity Insurance Company, a Virginia-domiciled stock life insurance company (“Cedent”), and Protective Life Insurance Company, a Tennessee-domiciled life insurance company (“Reinsurer”, and together with Cedent, the “Parties”, and each of them a “Party”).

WHEREAS, Cedent is engaged in the business of both issuing life insurance policies on a direct basis and reinsuring life insurance risks under policies issued by other insurers;

WHEREAS, Cedent desires to cede or retrocede, as the case may be, to Reinsurer on an indemnity reinsurance basis certain liabilities with respect to certain fully underwritten single level term life insurance policies written or reinsured by Cedent;

WHEREAS, Reinsurer is willing to reinsure on an indemnity reinsurance basis the liabilities that Cedent desires to cede or retrocede hereunder on the terms provided herein; and

WHEREAS, Cedent and Reinsurer have entered into that certain Master Agreement, dated as of [         ], 2015 (the “Master Agreement”), which contemplates, among other things, that the Parties will enter into this Agreement at the closing of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Cedent and Reinsurer agree as follows:

Article I          Definitions. The following capitalized terms mean as follows:

1.             Accounting Period. Each “Accounting Period” under this Agreement shall be a calendar quarter commencing on January 1st, April 1st, July 1st and October 1st; provided that the final Accounting Period shall be the part of a calendar quarter commencing on such applicable date and ending on the Termination Date.

2.             Adjusted Recurring Reinsurance Premium. “Adjusted Recurring Reinsurance Premium” for a given Accounting Period means the Recurring Reinsurance Premium for such Accounting Period calculated without reduction for any premiums payable by Cedent or GLIC in respect of Excess Reinsurance for such Accounting Period.

3.             Affiliate. “Affiliate” means any entity which is controlled by, controls or is under common control with, a given entity. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, direct or indirect, of the power to direct or cause the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

4.             Affiliate Policies. “Affiliate Policies” means the fully underwritten level term life insurance policies but not any riders thereto (i) issued by GLIC or GLICNY and described in Section B of Exhibit III and (ii) in-force as of December 31, 2014 and as of the Effective Time and (iii) identified by policy number in the file referenced in Section A of Exhibit III (as such file may be replaced in accordance with Section 3(a) of Article II).

5.             Applicable Law. “Applicable Law” means any domestic or foreign, federal, state, county or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any party hereto, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to any party hereto.

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6.             Assumed Policies. “Assumed Policies” means the Affiliate Policies ceded to Cedent under the GLIC Reinsurance Agreements or the GLICNY Reinsurance Agreement.

7.             Assumed Policy Premiums. “Assumed Policy Premiums” means, for any given Accounting Period, (i) the aggregate sum across all Affiliate Policies issued by GLIC of the product of (a) times (b), where (a) is equal to the Reinsurer’s Share, and (b) is equal to the direct term premium, including policy fees, additional substandard premiums, flat extra amounts and modal loadings, payable to GLIC with respect to such Affiliate Policies and with respect to such Accounting Period plus (ii) the aggregate sum across all Affiliate Policies issued by GLICNY having policy effective date anniversaries in such Accounting Period of the product of (a) times (b), where (a) is equal to the Reinsurer’s Share and (b) is equal to the gross annual premiums, including policy fees, additional substandard premiums and flat extra amounts, payable to GLICNY with respect to such Affiliate Policies and with respect to such Accounting Period (without regard to the actual mode of payment of such premiums).

8.             Assumed Reinsurance Agreements. “Assumed Reinsurance Agreements” means together, the GLICNY Reinsurance Agreement and the GLIC Reinsurance Agreements.

9.             Base Ceding Commission. “Base Ceding Commission” shall have the meaning set forth in the Master Agreement.

10.          Business Day. “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Birmingham, Alabama or Richmond, Virginia are authorized or required by Law to remain closed.

11.          Ceded Reinsurance Agreements. “Ceded Reinsurance Agreements” shall have the meaning set forth in the Master Agreement.

12.          Ceded Reserves. “Ceded Reserves” shall equal (a) with respect to a Direct Policy, the Statutory Reserves of Cedent for such Direct Policy, properly adjusted by Reinsurer’s Share, and then reduced by 100% of the reserves allocable to Excess Reinsurance with respect to such Direct Policy, and (b) with respect to an Assumed Policy, the Statutory Reserves as would be calculated using NAIC-approved statutory accounting practices and procedures in force in Cedent’s Domicile for such Assumed Policy, properly adjusted by Reinsurer’s Share, and then reduced by 100% of the reserves allocable to Excess Reinsurance with respect to such Assumed Policy.

13.          Ceded Total Reserves. “Ceded Total Reserves” shall equal (a) the Ceded Reserves for all then in-force Reinsured Policies minus (b) the amount of the deferred net premium asset for the in-force Reinsured Policies on a direct mode premium basis as would be calculated using NAIC-approved statutory accounting practices and procedures in force in Cedent’s Domicile.

14.          Cedent. “Cedent” shall have the meaning specified in the Preamble.

15.          Cedent Recapture Notice. “Cedent Recapture Notice” shall mean a written notice delivered from Cedent to Reinsurer advising Reinsurer of a recapture under Section 4(b)(ii) of Article VIII and specifying:

(a)           the effective date of such recapture; and

(b)                                 the Subject Risks being recaptured, including, where such recapture is a partial recapture, the pro rata portion of all Reinsured Policies to be recaptured.

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16.          Change of Control. “Change of Control” of a Party means any of the following transactions: (x) a merger, reorganization, restructuring, or consolidation of such Party which results in the holders, together with any such Person’s Affiliates, of the voting securities or membership interests in that relevant entity outstanding immediately prior thereto ceasing to hold at least fifty percent (50%) of the combined voting power or membership interests of the surviving entity or its parent immediately after such merger, reorganization, or consolidation; or (y) any one Person, together with such Person’s Affiliates (other than such Party and its Affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of such Party, or any corporation owned directly or indirectly by the stockholders of such Party, in substantially the same proportion as their ownership of stock of such Party), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power or membership interests of the outstanding securities of a Party or by contract or otherwise obtaining the right to control the board of directors or similar governing body of a Party. For the avoidance of doubt, no transaction solely between a Party and one or more of its Affiliates shall be deemed a “Change of Control.”

17.          Ceding Commission. “Ceding Commission” shall have the meaning set forth in the Master Agreement.

18.          Commissions. “Commissions” means, with respect to an Accounting Period, the aggregate amount equal to the product of (a) 2% and (b) the Adjusted Recurring Reinsurance Premium for such Accounting Period for each Reinsured Policy having a plan code set forth on Exhibit X.

19.          Closing. “Closing” shall have the meaning set forth in the Master Agreement.

20.          Closing Date. “Closing Date” shall have the meaning set forth in the Master Agreement.

21.          Company Action Level RBC. “Company Action Level RBC” means, at any date of determination, two hundred percent (200%) of the authorized control level risk based capital of Cedent determined in accordance with the most current formula for calculating such amount adopted by the insurance regulatory authority in Cedent’s Domicile.

22.          Confidential Information. “Confidential Information” means all documents and information concerning one party, any of its Affiliates, the Covered Liabilities or the Reinsured Policies, including any information relating to any Person insured directly or indirectly under the Reinsured Policies, furnished to the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include information which: (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a party hereto or their respective Representatives; (b) was available on a non-confidential basis from a source other than the parties hereto or their respective Representatives, provided that such source is not and was not bound by a confidentiality agreement with a party hereto; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information.

23.          Contestable Policy. “Contestable Policy” means, as of any given date, a Reinsured Policy (a) that is subject to reinsurance coverage under the Excess Reinsurance and (b) which, as of such date, has been issued as a reinstatement within the immediately preceding two (2) years where such issuance as a reinstatement has caused such Reinsured Policy to become subject to a new two (2) year period of contestability.

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24.          Covered Benefits. “Covered Benefits” means the sum of (a) all death benefits arising under a Reinsured Policy (including all interest required under the Reinsured Policy or by Applicable Law whether payable to a beneficiary or escheated) and (b) all cash surrender values arising under a Reinsured Policy; provided, however, that Covered Benefits shall not include Excluded Interest.

25.          Covered Liabilities. “Covered Liabilities” means all liabilities and obligations incurred by Cedent, GLIC or GLICNY for Covered Benefits (a) under the express terms of the Reinsured Policies or (b) as a result of the payment of Covered Benefits consistent with then current standard industry practices with respect to the payment of claims and Existing Practices or, if applicable, Then Current Practices.

26.          Credit Collateral. “Credit Collateral” shall have the meaning set forth in Section 4(b) of Article VIII.

27.          Credit For Reinsurance. “Credit For Reinsurance” shall have the meaning set forth in Section 4(a) of Article VIII.

28.          Credit Laws. “Credit Laws” shall have the meaning set forth in Section 4(b) of Article VIII.

29.          Direct Policies. “Direct Policies” means the fully underwritten level term life insurance policies but not any riders thereto (i) issued by Cedent and described in Section B of Exhibit III, (ii) in-force as of December 31, 2014 and as of the Effective Time and (iii) as identified by policy number in the file referenced in Section A of Exhibit III (as such file may be replaced in accordance with Section 3(a) of Article II) that are in-force as of the Effective Time).

30.          Dispute. “Dispute” shall have the meaning set forth in Section 1 of Article XII.

31.          Domicile. “Domicile” means (a) with respect to any entity other than Cedent, the state or commonwealth in which the particular entity is domiciled or (b) with respect to Cedent, “Domicile” means the Commonwealth of Virginia or if Cedent changes its domicile to another state or commonwealth within the United States, such other state or commonwealth; provided, however, that if such other state is New York, Cedent’s Domicile shall be deemed to be the Commonwealth of Virginia for purposes of Section 4 of Article VIII if, in the reasonable judgment of Reinsurer, such change of domicile to the state of New York materially and adversely affects the rights and obligations of Reinsurer under Section 4 of Article VIII.

32.          Economic Reserves. “Economic Reserves” has the meaning set forth in Exhibit VIII.

33.          Effective Date. “Effective Date” means [January 1, 2016].1

34.          Effective Time. “Effective Time” shall have the meaning set forth in Section 1(a) of Article II.

35.          Excess Reinsurance. “Excess Reinsurance” means (a) the existing reinsurance agreements to the extent they provide reinsurance coverage in respect of the Reinsured Policies for amounts in excess of the amount retained by Cedent or GLIC, as identified and summarized in Exhibit I, as amended in accordance with the terms of this Agreement, and (b) any reinsurance agreement entered into by Cedent, GLIC or GLICNY with the prior written

1 In accordance with Section 2.1 of the Master Agreement, the Effective Date will be the first day of the month in which the Closing occurs.

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approval of Reinsurer to replace any of such arrangements following any termination or recapture thereof. For the avoidance of doubt, from and after any partial recapture or bifurcation and novation of any Excess Reinsurance pursuant to clause (ii) of Section 4(b) of Article II, such recaptured or bifurcated and novated reinsurance, as applicable, shall cease to be Excess Reinsurance.

36.          Excluded Interest. “Excluded Interest” means (a) interest on a death benefit arising under a Reinsured Policy to the extent such interest arises as a direct result of the failure by Cedent, GLIC, GLICNY or their respective delegees or subcontractors to act in accordance with (i) Applicable Law or, to the extent consistent therewith, (ii) then current standard industry practices with respect to the payment of claims or (iii) Existing Practices or, if applicable, Then Current Practices; or (b) interest that accrues under a settlement option elected by the beneficiary of a death benefit.

37.          Excluded Liabilities. “Excluded Liabilities” means (a) any Extra-Contractual Obligations (other than Reinsurer Extra-Contractual Obligations), (b) any Indebtedness of the Cedent or any of its Affiliates, (c) any Liabilities of the Cedent or its Affiliates to the extent related to the Restructuring Transactions or (d) Liabilities of the Cedent, GLIC, GLICNY or any of their respective Affiliates to the extent related to (i) any failure of the Cedent, GLIC, GLICNY or their respective delegees or subcontractors to comply with Applicable Laws or settlements with Governmental Authorities (x) requiring such Person to report and remit abandoned or unclaimed property in respect of the Reinsured Policies to Governmental Authorities or (y) requiring the investigation into amounts that may be due and unpaid in respect of the Reinsured Policies, including with respect to unreported deaths, or (ii) any audit, investigation or examination by or on behalf of any Governmental Authority or third party (whenever performed) relating to compliance by Cedent, GLIC, GLICNY or their respective delegees or subcontractors with such Applicable Laws or settlements in respect of the Reinsured Policies, in the case of each of (a), (b), (c) and (d), other than the Covered Liabilities or other Liabilities expressly assumed by the Reinsurer or an Affiliate of the Reinsurer under the Reinsurance Agreement.

38.          Existing Practice. “Existing Practice” shall have the meaning set forth in Section 2(a) of Article III.

39.          Extra-Contractual Obligations. “Extra-Contractual Obligations” means all liability for fines, penalties, Taxes, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, payable to any Person arising out of or relating to Reinsured Policies (other than Covered Liabilities), which liabilities arise out of, or result from, any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, including, without limitation, any such act, error or omission relating to (i) the form, design, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Reinsured Policies, or (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies.

40.          Family. “Family” shall have the meaning set forth on Exhibit I.

41.          GLIC. “GLIC” means Genworth Life Insurance Company, a Delaware domestic life insurer.

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42.          GLIC Reinsurance Agreements. “GLIC Reinsurance Agreements” means, collectively: (i) the Reinsurance Agreement, dated as of July 1, 2003, by and between GLIC, as ceding company, and Cedent, as reinsurer, as amended; and (ii) the Reinsurance Agreement, dated as of October 1, 2004, by and between GLIC, as ceding company, and Cedent, as reinsurer, as amended.

43.          GLICNY. “GLICNY” means Genworth Life Insurance Company of New York, a New York domestic life insurer.

44.          GLICNY Reinsurance Agreement. “GLICNY Reinsurance Agreement” means the Reinsurance Agreement dated as of July 1, 2003, by and between GLICNY, as ceding company and as successor by merger to American Mayflower Life Insurance Company, and Cedent, as reinsurer, as amended.

45.          Governmental Authority. “Governmental Authority” means any domestic or foreign, federal, state, county or local governmental or public agency, instrumentality, commission, authority or self-regulatory organization, board or body.

46.          IMR Recapture Amount. “IMR Recapture Amount” means the Net Unamortized IMR plus the Net Reinsurer IMR, each determined as of the Termination Date.

47.          Indebtedness. “Indebtedness” means (i) all indebtedness for borrowed money, and (ii) any guarantees of the foregoing indebtedness of any other Person; including, in each case, any accrued and unpaid interest or penalty thereon.

48.          Indemnifiable Losses. “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, interest, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses); provided that any Indemnity Payment (x) shall in no event include any amounts constituting consequential, indirect, special or punitive damages (except to the extent incurred by a third party and actually paid to such third party in connection with a Third Party Claim), or any damages for lost profits, unless (1) such damages for lost profits do not constitute consequential, indirect, special or punitive damages of any Reinsurer Indemnified Person; (2) such damages for lost profits are recoverable under the laws of the State of New York; (3) the Indemnitee satisfies all elements necessary for proof of such damages for lost profits under such laws; and (4) such lost profits can be demonstrated by reference to the Actuarial Report and therefore to be within the reasonable contemplation of the parties (it being understood that nothing in this definition is intended to limit the effect of the statement set forth in Section 5(b)(v) of Article VIII, and that lost profits damages with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the Indemnifiable Loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a discount rate of 10%), and (y) shall be net of any (1) amounts recovered by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty, or indemnity or otherwise from any Person other than a party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Loss after any indemnification with respect thereto has actually been paid pursuant to this Agreement; and (2) amounts specifically included in the calculation of the Adjusted Initial Ceded Total Reserves (as defined in the Master Agreement).

49.          Indemnitee. “Indemnitee” means any Person entitled to indemnification under this

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Agreement.

50.          Indemnitor. “Indemnitor” means any Person required to provide indemnification under this Agreement.

51.          Indemnity Payment. “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

52.          Insolvency. “Insolvency” means a supervision, rehabilitation, liquidation or proceeding that is in substance the same type of proceeding as the aforementioned, but conducted under a different name, whether involuntary or otherwise.

53.          Insolvent. “Insolvent” means that a given entity has entered into a supervision, rehabilitation, liquidation or proceeding that is in substance the same type of proceeding as the aforementioned, but conducted under a different name, whether involuntary or otherwise.

54.          Issuing Company. “Issuing Company” means (a) with respect to any Direct Policy, Cedent, and (b) with respect to any Affiliate Policy, the company that wrote or issued such Affiliate Policy.

55.          List of Risks Reinsured. “List of Risks Reinsured” shall have the meaning specified in Section 1 of Article III.

56.          NAIC. “NAIC” means the National Association of Insurance Commissioners or any successor thereto.

57.          Net Reinsurer IMR. “Net Reinsurer IMR” means the difference of (a) the Reinsurer IMR, minus (b) the present value of such interest maintenance reserve, determined using an amortization schedule consistent with the NAIC approved practices and procedures in force in Reinsurer’s Domicile and applying an annual discount rate of 10%.

58.          Net Settlement. “Net Settlement” shall have the meaning set forth in Section 1 of Article VIII.

59.          Net Unamortized IMR. “Net Unamortized IMR” means the difference of (a) the Initial Assumed IMR (as defined in the Master Agreement) to the extent not amortized in the statutory financial statements of Reinsurer minus (b) the present value of such unamortized Initial Assumed IMR, determined using an amortization schedule consistent with the NAIC approved practices and procedures in force in Reinsurer’s Domicile and applying an annual discount rate of 10%.

60.          Novation Trigger Event. “Novation Trigger Event” means the occurrence of Cedent’s RBC Ratio falling below 150% as of a calendar quarter-end and Cedent has not cured such shortfall as of the forty-fifth (45th) calendar day following such calendar quarter-end.

61.          Post Transition Extra-Contractual Obligations. “Post Transition Extra-Contractual Obligations” means all Extra-Contractual Obligations that arise from and after the transfer of Administrative Services pursuant to Section 4 of Article III to Reinsurer, an Affiliate of Reinsurer or a third party.

62.          Partial Settlement. “Partial Settlement” shall have the meaning set forth in Section 4 of Article XIV.

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63.          Percentage of Company Action Level. “Percentage of Company Action Level” means, with respect to any date of determination, the percentage equal to (i) the quotient of the Total Adjusted Capital of Cedent as of such date of determination divided by the Company Action Level RBC determination, multiplied by (ii) 100.

64.          Person. “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.

65.          Personal Information. “Personal Information” shall have the meaning set forth in Section 2 of Article XIII.

66.          Policyholders. “Policyholders” means the holders of one or more of the Reinsured Policies.

67.          RBC Ratio. “RBC Ratio” means (i) with respect to a calendar year end, the Percentage of Company Action Level as of such calendar year end and (ii) with respect to a quarter end that does not fall on a calendar year end, Cedent’s good faith estimate of the Percentage of Company Action Level as of such quarter end using to the extent any factors are not reasonably available, reasonable hypothetical amounts.

68.          Rate Guarantee Period. “Rate Guarantee Period” means, for a Reinsured Policy, the period of time for which premium amounts for such Reinsured Policy are fixed and constant.

69.          Recapture Actuary. “Recapture Actuary” means a senior employee or partner at a nationally recognized independent actuarial firm that is mutually acceptable to Cedent and Reinsurer, or, if the Parties are unable to agree on such an actuarial firm, such individual appointed by the American Arbitration Association.

70.          Recurring Reinsurance Allowances. “Recurring Reinsurance Allowances” shall have the meaning set forth on Exhibit II.

71.          Recurring Reinsurance Premiums. “Recurring Reinsurance Premiums” for a given Accounting Period means reinsurance premiums equal to the difference between (a) and (b), where: (a) is the sum of (i) Cedent’s direct term premiums, including policy fees, additional substandard premiums, flat extra amounts and modal loadings, payable to Cedent with respect to the Direct Policies and with respect to such Accounting Period, each appropriately adjusted by Reinsurer’s Share, and then reduced by 100% of any premiums payable by Cedent in respect of Excess Reinsurance for Direct Policies for such Accounting Period, plus (ii) Assumed Policy Premiums with respect to such Accounting Period, reduced by 100% of any premiums payable by Cedent or GLIC in respect of Excess Reinsurance for Assumed Policies for such Accounting Period; and (b) equals all refunds of unearned premiums for such Accounting Period as a result of the termination of any Reinsured Policies, whether due to lapse or death. The premium rates from which the Recurring Reinsurance Premiums are calculated are those set forth in Exhibit VII.

72.          Reinstatement Allowance. “Reinstatement Allowance” shall have the meaning set forth on Exhibit II.

73.          Reinsurance Credit Event Recapture Payment. “Reinsurance Credit Event Recapture Payment” means an amount equal to the economic reserves for the Subject Risks as of the recapture effective date, calculated by the Recapture Actuary in accordance with the procedures

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set forth in Exhibit IX.

74.          Reinsured Benefits. “Reinsured Benefits” means (i) all Covered Liabilities payable by Cedent, GLIC or GLICNY under the Reinsured Policies on or after the Effective Date on account of dates of death or surrender on or after the Effective Date, appropriately adjusted by the Reinsurer’s Share, and then reduced by 100% of the death or surrender benefits which are payable to Cedent or GLIC in respect of such Reinsured Policy under the terms of Excess Reinsurance (including interest on and claims expenses with respect to such death or surrender benefits if such interest or such claims expenses are payable to Cedent or GLIC in respect of such Reinsured Policy under the terms of Excess Reinsurance), regardless of whether such amounts are actually paid to Cedent or GLIC by such Excess Reinsurance; and (ii) all Reinsurer Extra-Contractual Obligations.

75.          Reinsured Policies. “Reinsured Policies” means the Direct Policies and the Assumed Policies together, as more specifically described on Exhibit III.

76.          Reinsurer. “Reinsurer” shall have the meaning specified in the Preamble.

77.          Reinsurer Extra-Contractual Obligations. “Reinsurer Extra-Contractual Obligations” shall have the meaning set forth in Section 6 of Article VI.

78.          Reinsurer IMR. “Reinsurer IMR” means the aggregate statutory liability for interest maintenance reserve generated from and after the Closing Date in respect of the reinsurance assumed hereunder, as reflected in the statutory financial statements of Reinsurer, including any such reserve generated as a result of the disposition of assets in connection with the recapture payment under 3 of Article XIV.

79.          Reinsurer’s Share. “Reinsurer’s Share” means the participation of Reinsurer under this Agreement as determined in accordance with Exhibit IV.

80.          Representative. “Representative” of a Person means such Person’s Subsidiaries and any director, officer, employee, agent, attorney or consultant of any of them.

81.          Restructuring Transactions. “Restructuring Transactions” shall have the meaning set forth in the Master Agreement.

82.          Schedule 1 Base Rates. “Schedule 1 Base Rates” means the reinsurance rates payable with respect to the Reinsured Policies under the Excess Reinsurance identified in Schedule 1 as in effect as of the date of the Master Agreement.

83.          Schedule 1 Excess Reinsurance. “Schedule 1 Excess Reinsurance” means the Excess Reinsurance identified in Schedule 1.

84.          Security Incident. “Security Incident” shall have the meaning set forth in Section 3 of Article XIII.

85.          Settled. “Settled” means (i) the payment by or on behalf of Cedent, GLIC or GLICNY of Reinsured Benefits, whether in the form of cash payment, deposit to a retained asset account or other settlement option; or (ii) in the event of a Contested claim for Reinsured Benefits, Reinsurer has not agreed (whether affirmatively or by default) with Cedent’s decision to Contest such claim in accordance with the terms of Section 3 of Article VI. For the avoidance of doubt, as required by Section 3 of Article VI, the failure of Reinsurer to agree with Cedent’s decision to Contest a claim as described in clause (ii) above requires Reinsurer to discharge its

9

liability for such claim by paying to Cedent the full amount of the Reinsured Benefits that are the subject of such claim.

86.          Statutory Reserves. “Statutory Reserves” shall equal the aggregate gross statutory reserves (including deficiency reserves and unearned premium reserves) in respect of the Reinsured Benefits as calculated by Cedent using the NAIC-approved practices and procedures in force in Cedent’s Domicile from time to time.

87.          Subject Risks. “Subject Risks” means the risks being recaptured by Cedent pursuant to Section 4(b)(ii) of Article VIII.

88.          Taxes. “Taxes” means all forms of taxation, whether of the United States or elsewhere and whether imposed by a local, municipal, state, federal, foreign or other body or instrumentality, and shall include income, sales, use, gross receipts, value added and premium taxes, together with any related interest, penalties and additional amounts imposed by any taxing authority.

89.          Terminal Accounting and Settlement. “Terminal Accounting and Settlement” means a net accounting and settlement for the termination of this Agreement.

90.          Termination Date. “Termination Date” shall mean the date on which this Agreement terminates, whether through a full recapture or otherwise.

91.          Then Current Practice. “Then Current Practice” shall have the meaning set forth in Section 2(a) of Article III.

92.          Total Adjusted Capital. “Total Adjusted Capital” means, with respect to Cedent, its total adjusted capital as calculated in accordance with the most current formula for calculating such amount adopted by the insurance regulatory authority in Cedent’s Domicile.

Article II               Reinsurance.

1.             Reinsurance.

(a)           Subject to the other terms and conditions of this Agreement, including subsections (b) and (c) of this Section, Cedent hereby cedes on an indemnity reinsurance basis to Reinsurer, and Reinsurer hereby accepts and agrees to reinsure on a first dollar quota share indemnity reinsurance basis, the Reinsured Benefits. Reinsurer’s liability with respect to any Reinsured Policy will begin on the Closing Date, retroactive to 12:00:01 a.m. Richmond, Virginia time on the Effective Date (the “Effective Time”). This Agreement shall remain in force unless modified or terminated as provided herein.

(b)           This Agreement is net of Excess Reinsurance for each of claims, premiums and reserves, as incorporated in the applicable Sections of this Agreement and as illustrated by way of the examples set forth on Exhibit IV.

(c)           Reinsurer’s liability shall attach as set forth in Section 1(a) of this Article and shall be subject in all respects to the same risks, terms, conditions, interpretations, waivers, modifications, alterations, and cancellations as the respective insurances (or, in the case of Assumed Policies, reinsurances) of Cedent, GLIC or GLICNY, as applicable, the true intent of this Agreement being that Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of Cedent, GLIC or GLICNY, as applicable, and be bound by all payments and settlements under the Reinsured Policies entered into by or on behalf of Cedent, GLIC or GLICNY in accordance with the terms of this Agreement.

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2.             Parties. This Agreement is an agreement solely between Cedent and Reinsurer. Reinsurer’s acceptance of reinsurance hereunder will not create any right or legal relationship whatsoever between Reinsurer and any other Person, including (a) the Policyholder or beneficiary under any Reinsured Policy or (b) any cedent under any Assumed Reinsurance Agreement.

3.             Reinsured Policies; No Other Policies.

(a)                                 The Parties acknowledge and agree that, as of the date of this Agreement, the file referenced in Section A of Exhibit III hereto has been prepared to reflect the Reinsured Policies based on policies in-force as of June 30, 2015 and that Cedent shall prepare and deliver to Reinsurer an updated version of such file based on policies in-force as of the Effective Time within ten (10) Business Days following the Closing Date, which updated version of such file shall replace the version of such file as of the date of this Agreement for all purposes of this Agreement.

(b)                                 Except (i) as contemplated above in Section 3(a) of this Article II, and (ii) in the case of Reinsured Policy reinstatements as described in Section 1 of Article VII, in no event shall Reinsured Policies be deemed to include insurance policies that are not identified by policy number in the file referenced in Section A of Exhibit III. Notwithstanding the preceding, after the Closing Date, Cedent may seek the approval of Reinsurer to include additional insurance policies as Reinsured Policies hereunder, which Reinsurer may accept or reject in its absolute discretion. Reinsurer’s approval will be applied on a per policy basis and will be final with respect to the inclusion of such additional policies.

4.             Excess Reinsurance.

(a)           Cedent and its Affiliates shall be permitted to modify the terms of or replace Excess Reinsurance to the extent set forth in Exhibit I. Subject to the foregoing, except as otherwise expressly permitted by the terms of this Agreement, including in Section 4(b)(vi) of this Article II, or to the extent that the reinsurance of the Reinsured Policies hereunder would not be affected thereby, Cedent shall not, and shall ensure that its Affiliates do not (i) recapture, terminate (or consent to the termination of), waive any material rights under, or, other than pursuant to its current terms and in the ordinary course of business consistent with past practice, renew or extend, any Excess Reinsurance, or (ii) enter into any new reinsurance agreement that would constitute Excess Reinsurance with respect to any Reinsured Policy, in each case of (i) and (ii), without the prior written consent of Reinsurer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Cedent and its Affiliates may so recapture, terminate, waive any material rights under, renew or extend or enter into any new reinsurance agreement without Reinsurer’s consent, except that, in such circumstances, the liabilities of Reinsurer and Cedent hereunder shall be determined as if no such recapture, termination, waiver, renewal, extension or entry into new reinsurance had occurred.2

(b)

(i)            In the event that following the Closing, Cedent or any of its Affiliates receives written notice from a reinsurer of a proposed increase in the reinsurance rates with respect to the Reinsured Policies payable under any Excess Reinsurance, Cedent shall, as

2 A provision will be added to the GLIC feeder treaty prior to closing, such that GLIC will have corresponding obligations to Cedent.

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promptly as practicable, give to Reinsurer, or ensure that Reinsurer is given, written notice of such proposed rate increase and copies of any related written correspondence from the reinsurer under such Excess Reinsurance with respect to such proposed rate increase. Cedent shall ensure that Reinsurer has an opportunity to consult with Cedent and its applicable Affiliates, with respect to the decision of whether to accept or negotiate such proposed rate increase and shall ensure that any recommendations of Reinsurer with respect thereto are considered by Cedent and such Affiliates. Cedent shall, and shall ensure that its Affiliates, as applicable, act reasonably and in good faith in determining the course of action with respect to such proposed rate increase, including, to the extent available, partial recapture or bifurcation of the treaty with respect to such Excess Reinsurance as contemplated by clause (ii) of this Section 4(b) of Article II. In furtherance of the foregoing (x) Cedent shall give to Reinsurer, or ensure that Reinsurer is given, a copy of any proposed written response or other material written communications to the reinsurer under such Excess Reinsurance with respect to such proposed rate increase and Reinsurer shall have a reasonable opportunity to provide comments thereon, which comments shall be considered in good faith by Cedent and its applicable Affiliates, and (y) Cedent shall give to Reinsurer, or ensure that Reinsurer is given, reasonable prior written notice of the time and place when any meetings or telephone calls are scheduled with the reinsurer under such Excess Reinsurance with respect to such proposed rate increase and shall ensure that Reinsurer has the opportunity to have representatives attend and participate in any such meeting or telephone call.

(ii)           In the event that any such notice of a proposed rate increase in the reinsurance rates with respect to the Reinsured Policies payable under any Excess Reinsurance is received, at Reinsurer’s reasonable request and sole cost and expense, Cedent shall, and shall ensure that its applicable Affiliates, cooperate with Reinsurer and use its commercially reasonable efforts to (x) execute a partial recapture of such Excess Reinsurance with respect to coverage for the Reinsured Policies if and to the extent that recapture of only the Reinsured Policies (without the requirement to recapture any other policies) is available under the terms of the Excess Reinsurance or (y) bifurcate and novate such Excess Reinsurance such that the Reinsured Policies are ceded pursuant to a separate reinsurance agreement between Reinsurer and the reinsurer under such Excess Reinsurance on substantially the same terms as the Excess Reinsurance. For the avoidance of doubt, neither of Cedent nor any of its Affiliates shall be required to compromise any right, asset or benefit or expend any of its own costs or incur any liabilities or provide any other consideration in connection with the obligations set forth in this clause (ii) of this Section 4(b) of Article II. In the event of any such partial recapture or bifurcation and novation, all liabilities with respect to the Reinsured Policies that were ceded to the reinsurer under the applicable Excess Reinsurance prior to such partial recapture or bifurcation and novation, as applicable, shall automatically be ceded to Reinsurer under this Agreement.

(iii)      Notwithstanding anything to the contrary herein, the amount of the Recurring Reinsurance Premiums hereunder shall be determined as if the first increase in the rates payable under the Schedule 1 Excess Reinsurance above the Schedule 1 Base Rates has not occurred and, with respect to any subsequent increases in the rates payable under the Schedule 1 Excess Reinsurance permitted to be included in the Recurring Reinsurance Premiums pursuant to Section 4(b) of Article II, shall be determined by applying the percentage increase to the Schedule 1 Base Rates, if applicable as such rates may have been previously increased in accordance with this Section 4(b)(iii) of Article II.

(iv)             Except to the extent that the reinsurance of the Reinsured Policies hereunder would not be affected thereby, Cedent shall not, and shall ensure its Affiliates do not, take any action or fail to take any action with the intent that such action or failure to take action will

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result in any increase in the reinsurance rates payable under any Excess Reinsurance discriminating against or disadvantaging the Reinsured Policies in favor of other business written or reinsured by Cedent or its Affiliates for its or their own account without the prior written consent of Reinsurer, which consent shall not be unreasonably withheld, conditioned or delayed.

(v)              Upon a Change of Control of GLIC, if applicable, Cedent shall (i) promptly forward to Reinsurer copies of all written notices and other written correspondence Cedent receives from GLIC under Section [ ] 3 of the GLIC Reinsurance Agreements, (ii) designate Reinsurer as Cedent’s representative with respect to Section [ ] of the GLIC Reinsurance Agreements, such that Reinsurer shall be entitled to exercise all of Cedent’s rights and remedies under Section [ ] of the GLIC Reinsurance Agreements, (iii) use commercially reasonable efforts to cause GLIC to perform its obligations under Section [ ] of the GLIC Reinsurance Agreements, (ii) seek to enforce Section [ ] of the GLIC Reinsurance Agreements in the event of a breach thereof by GLIC and (iii) not waive Section [ ] of the GLIC Reinsurance Agreements without the prior written consent of Reinsurer.

(vi)             Notwithstanding anything to the contrary herein, at any time during the term of this Agreement, Cedent or GLIC, as applicable, may recapture the Schedule 1 Excess Reinsurance. In such event, the liabilities of Reinsurer and Cedent shall be determined from and after the date of such recapture as if no such recapture had occurred on such date. For the avoidance of doubt, any increases in the rates payable under the Schedule 1 Excess Reinsurance permitted to be included in the Recurring Reinsurance Premiums pursuant to Section 4(b) of Article II shall continue to be included in the calculation of Recurring Reinsurance Premiums from and after such recapture. Nothing in this Agreement shall prohibit Cedent or GLIC from reinsuring to any other Person all or any portion of the risks so recaptured under the Schedule 1 Excess Reinsurance.

5.             Affiliate Reinsurance. Cedent shall (i) not amend and shall maintain in full force and effect the Assumed Reinsurance Agreements and (ii) perform fully each of its respective obligations thereunder, except, in each case of (i) and (ii), to the extent that the reinsurance of the Reinsured Policies hereunder would not be affected thereby.

6.             Novation of Reinsured Policies.

(a)           Following the occurrence of a Novation Trigger Event and prior written notification to Cedent, Reinsurer shall have the right, but not the obligation, to the extent permitted by Applicable Law, to assume and novate, in whole (but not in part), some or all of the Reinsured Policies so as to substitute Reinsurer or an Affiliate of Reinsurer reasonably acceptable to Cedent as the insurer directly liable to the payees under such Reinsured Policies. Cedent shall, upon Reinsurer’s reasonable request, cooperate with Reinsurer with respect to such assumptions and novations of the Reinsured Policies by Reinsurer or such an Affiliate of Reinsurer, including by cooperating and using commercially reasonable efforts to assist Reinsurer in seeking the necessary consents to assign or novate to Reinsurer or such Affiliate of Reinsurer the portion of the Excess Reinsurance that provides coverage to Reinsured Policies that are so assumed and novated. Any costs and expenses of such assumptions and novations of Reinsured Policies or assignments and novations of Excess Reinsurance shall be borne by Reinsurer and Reinsurer shall promptly reimburse Cedent for all costs and expenses incurred by Cedent or its Affiliates in connection therewith.

3 A provision will be added to the GLIC feeder treaty prior to closing, such that GLIC will have corresponding obligations to Cedent.

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(b)           The Cedent shall provide to Reinsurer the RBC Ratio as of the last day of each Accounting Period during the term hereof by the date that is either: (i) 75 calendar days after the end of the Accounting Period if such Accounting Period is the last Accounting Period of a calendar year, or (ii) 60 calendar days after the end of the Accounting Period otherwise.

7.             Interest Maintenance Reserve. The Parties agree and acknowledge that Reinsurer assumes hereunder Cedent’s aggregate statutory liability for interest maintenance reserve in respect of the Reinsured Benefits as of the Effective Time. In the event of a recapture or termination of the reinsurance hereunder, Cedent shall recapture the unamortized portion of such liability (or, in the case of a partial recapture under Section 4(b)(ii) of Article VIII, the applicable pro rata share thereof), and shall assume from Reinsurer the Reinsurer IMR (or, in the case of a partial recapture under Section 4(b)(ii) of Article VIII, the applicable pro rata share thereof).

Article III             Notification and Administration.

1.             Notice of Reinsured Risks; Additional Reports. Pursuant to Section 3 of Article II, Cedent shall provide Reinsurer, within ten (10) Business Days after the Closing Date, with an updated version of the file referenced in Section A of Exhibit III based on the Reinsured Policies in-force (a “List of Risks Reinsured”) as of the Effective Time, which file shall contain the information shown in Section 1 of Exhibit VI-A for each Reinsured Policy. From and after the Closing Date, Cedent shall deliver to Reinsurer, at the times specified in Exhibit VI-A, the reports set forth in Exhibit VI-A, including a “List of Risks Reinsured” containing the information shown in Section 5 of Exhibit VI-A with respect to all in-force Reinsured Policies and the other reports and information set forth in Exhibit VI-A. In addition, (a) Reinsurer may reasonably request in writing from Cedent any reports related to the Reinsured Policies necessary in order to comply with the requirements of Applicable Law or Governmental Authority or respond to a request from a Governmental Authority and, subject to Cedent’s receipt of reasonable written notice of such request, Cedent shall use its commercially reasonable efforts to provide any such reports on a timely basis in order for Reinsurer to comply with any filing deadlines and (b) Reinsurer may reasonably request any additional reports relating to the Reinsured Policies (other than the reports set forth in Exhibit VI-A or Exhibit VI-B or referenced in clause (a) of this Section 1 of Article II) (“Additional Reports”) for internal or external audit or reporting functions, or for any other reasonable business purpose, and Cedent and Reinsurer shall negotiate in good faith and in a commercially reasonable manner for Cedent to prepare such Additional Reports on fair and reasonable terms. Cedent shall be permitted to satisfy the notice and delivery requirements set forth in this Section 1 of this Article III by making such information available to Reinsurer in a commercially reasonable format reasonably acceptable to Reinsurer.

2.             Administration and Management Actions.

(a)           Cedent shall ensure that all administrative and related services that are necessary or appropriate with respect to the Reinsured Policies written by Cedent, GLIC or GLICNY, including the billing and collection of premiums in respect of the Reinsured Policies, the administration of claims thereunder and the investigation into amounts that may be due and unpaid in respect of the Reinsured Policies (together, the “Administrative Services”), are provided in accordance with the terms hereof, and Cedent shall administer reinsurance ceded under this Agreement through its reinsurance administration system. In the event that GLIC and/or GLICNY assign to Cedent such Administrative Services with respect to the Affiliate Policies issued by them, all references in this Section 2(a) to “direct writing company” shall mean to Cedent. With respect to the Administrative Services, Cedent shall ensure that each direct writing company acts with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties with respect to such

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direct writing company’s business generally, in accordance with the terms of the Reinsured Policies and Applicable Law and with substantially the same priority as the direct writing company accords its own operations with respect to similar business for its own account. To the extent consistent with the standards set forth in the immediately preceding sentence, in undertaking the Administrative Services, Cedent shall ensure that the Administrative Services are performed in all material respects in accordance and consistent with the direct writing company’s existing administrative and claims practices in effect with respect to similar business for its own account during the twelve (12) months prior to the date of the Master Agreement (such practices, an “Existing Practice”), except that, to the extent the direct writing company modifies an Existing Practice from time to time following date of the Master Agreement (an Existing Practice, as modified from time to time to the extent consistent with the standards set forth in the immediately preceding sentence, a “Then Current Practice”), Cedent shall ensure that the direct writing company shall act in accordance and consistent with the Then Current Practice. The Cedent shall ensure that the Administrative Services with respect to Reinsured Policies written by Cedent and GLIC are not administered from a location within the State of New York in violation of Applicable Law, including any insurance laws of the State of New York that prohibit unauthorized insurers from conducting an insurance business in the State of New York. From and after the Closing Date, Cedent shall deliver to Reinsurer at the times specified in Exhibit VI-B operational reports containing the information shown in Exhibit VI-B with respect to the Administrative Services provided hereunder. Cedent shall provide Reinsurer at least [30] calendar days written notice prior to any direct writing company delegating or subcontracting (a) decision making authority with respect to the payment of claims, (b) the collection of premium or (c) all or substantially all of the Administrative Services, in each case of (a), (b) or (c), to any Person other than an Affiliate of Cedent and following any such delegation or subcontracting provide any additional operational reports with respect to the provision of such subcontracted or delegated Administrative Services by such delegee or subcontractor customarily provided by third party administrators performing the duties to be performed by such delegate or subcontractor as Reinsurer may reasonably request. To the extent the direct writing company delegates any of its duties to provide Administrative Services to a third party or an Affiliate, such delegee shall be subject to the same standards as are set forth in this paragraph, and Cedent shall remain fully responsible for such duties to the extent such delegee fails to comply with the applicable administrative provisions of this Agreement..

(b)           (i)            Except (A) as directed by or consented to by Reinsurer, which consent shall not be unreasonably withheld, conditioned or delayed, (B) for any change initiated by the holder of such Reinsured Policy, or required by any Governmental Authority or Applicable Law, or (C) with respect to non-guaranteed elements of the Reinsured Policies, including setting the premium amount for any Reinsured Policy for which the Rate Guarantee Period has expired (which is subject to clause (ii) of this Section 2(b)), Cedent shall ensure that neither Cedent, GLIC or GLICNY change the terms or conditions of any Reinsured Policy to the extent that such change would affect the Reinsured Benefits reinsured hereunder. If Cedent’s liability under any of the Reinsured Policies is changed because of changes made on or after the Closing Date in the terms and conditions of the Reinsured Policies, including to any endorsements thereto, that are required by any Governmental Authority or Applicable Law or otherwise permitted or required by the foregoing provisions of this Section 2(b), such changes shall be shared by Cedent and Reinsurer proportionately based on the Reinsurer’s Share, subject to the terms and conditions of this Agreement.

(ii)           Cedent shall notify Reinsurer in writing at least sixty (60) calendar days prior to changes being made to premium rates for Reinsured Policies for which the Rate Guarantee Period has expired or to any other non-guaranteed elements of the Reinsured

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Policies; provided, however, that Cedent shall not be required to so notify Reinsurer of changes to such post-level term premium rates if such changes are consistent with the rates illustrated in the Reinsured Policies as the post-level term premium rates expected to be charged by the direct writing company, which are not, for the avoidance of doubt, the guaranteed maximum post-level term premium rates set forth in the Reinsured Policies. Following receipt of such notice, Reinsurer may make recommendations to Cedent with respect to such post-level term premium rates or other non-guaranteed elements; provided that such recommendations shall comply and be consistent with (A) Applicable Law, (B) the terms of the Reinsured Policies and (C) to the extent applicable, Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges, and Cedent shall consider any such recommendations in good faith and act reasonably in determining whether any such recommendations should be accepted. The parties acknowledge and agree that in considering any such recommendations in good faith, Cedent shall be permitted to take into account, among other factors, (A) the terms of the Ceded Reinsurance Agreements, (B) all other reinsurance agreements to which Cedent, GLIC or GLICNY is a party that provide coverage for level term life insurance policies not reinsured hereunder, and (C) Cedent’s expected future mortality, interest, expense or persistency under the Reinsured Policies.

3.             Internal Control Reporting. Within twenty (20) calendar days following the end of each calendar year during the term of this Agreement, Cedent shall prepare and provide to Reinsurer, with respect to the prior year, a Management Attestation Letter on internal controls, signed by an authorized officer of Cedent, in substantially the form set forth in Appendix I.

4.             Transfer of Administration. In addition to and without limiting any other remedies contemplated by this Agreement, in the event that Cedent has (i) exhibited a pattern and practice of deficient performance of its material obligations set forth in this Article III that has had, or would reasonably be expected to have, a material adverse impact on the aggregate economic benefits Reinsurer reasonably expected to obtain from this Agreement, and (ii) failed to return to compliance with respect to the performance of such obligations within ninety (90) days following written notice from Reinsurer, then Reinsurer, at its own cost and expense, shall have the right, but not the obligation, to transfer all (but not less than all) of the Administrative Services to Reinsurer or an Affiliate or third party designated by Reinsurer and reasonably acceptable to Cedent, and Cedent shall cooperate with Reinsurer, and take all actions reasonably necessary, at Reinsurer’s cost and expense, to transfer such Administrative Services. From and after the date that all of the Administrative Services have been so transferred, Reinsurer shall be responsible for providing all Administrative Services in accordance with the standards set forth in Section 2 of this Article III, and Reinsurer shall bear all costs and expenses for the provision of such Administrative Services. Cedent shall not be entitled to receive the Recurring Reinsurance Allowance for any periods from and after the date that the Administrative Services have been so transferred in accordance with this Section 4.

Article IV             Reinsurance Premiums and Allowances.

1.             Closing Date Payments. As consideration for the reinsurance of the Reinsured Policies to Reinsurer, Reinsurer has paid to Cedent, on the Closing Date, the Ceding Commission as contemplated in Section 2.3 of the Master Agreement, and Cedent has paid or has caused the payment of cash on the Closing Date to Reinsurer in accordance with Section 2.3 of the Master Agreement, subject to adjustment therein.

2.             Recurring Reinsurance Premiums. As additional consideration for the reinsurance provided herein, Cedent shall pay to Reinsurer the Recurring Reinsurance Premiums in accordance with Section 1 of Article VIII.

3.             Recurring Reinsurance Allowances. As reimbursement for Reinsurer’s share of

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expenses incurred in issuing and administering the Reinsured Policies, Reinsurer shall pay Cedent the Recurring Reinsurance Allowances in accordance with Section 1 of Article VIII.

4.             Commissions. As reimbursement for Reinsurer’s share of Commissions incurred by Cedent, GLIC or GLICNY, as applicable, Reinsurer shall pay Cedent Commissions in accordance with Section 1 of Article VIII.

Article V               Taxes.

1.             Premium Taxes and Guaranty Fund Assessments. Reinsurer shall not reimburse Cedent for any premium and other Taxes or guaranty fund assessments arising on account of premiums on the Reinsured Policies. For the sake of greater clarity, reimbursement for premium taxes and guaranty fund assessments arising on account of premiums on the Reinsured Policies is embedded in the Recurring Reinsurance Allowances.

2.             DAC Tax Election. Both parties hereto hereby enter into an election under Treasury Regulations Section 1.848-2(g)(8) whereby:

(a)           For each taxable year under this Agreement, the party with net positive consideration, as defined in Treasury Regulations Section 1.848-2, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended. The parties shall each attach a schedule to their federal income tax returns stating that an election under Treasury Regulations Section 1.848-2(g)(8) has been made for this Agreement.

(b)           Both parties agree to exchange information about the amount of net consideration for all reinsurance agreements in force between them to ensure consistency for purposes of computing specified policy acquisition expenses.

(c)           This election will be made for the taxable year of each party that includes the Effective Date. This election will remain in effect for all future taxable years for which this Agreement remains in effect.

(d)           Cedent and Reinsurer represent and warrant that they are subject to United States taxation under Subchapter L of the Internal Revenue Code of 1986, as amended.

Article VI             Claims.

1.             Notice of Claims. Cedent shall give Reinsurer prompt notice of any claim for Covered Benefits made against Cedent on a Reinsured Policy and notice of any claim for Covered Benefits made against GLIC or GLICNY promptly after Cedent receives notice of such claim. For any claim for Covered Benefits, Cedent shall, as soon as reasonably practicable, provide Reinsurer with copies of such proofs of loss, underwriting reports, investigative reports or other documents bearing on such claims as Reinsurer may reasonably request.

2.             Claims. Subject to Section 3 of this Article, claims payments for Reinsured Benefits will be made by Reinsurer to Cedent in accordance with Section 1 of Article VII; provided, however, that Reinsurer will have no obligation to make payment for Reinsured Benefits with respect to Contestable Policies. Reinsurer shall accept the decision of Cedent, GLIC and GLICNY, as applicable, in the settlement and payment of claims in accordance with the terms of this Agreement. Reinsurer will make one lump sum payment under its reinsurance for all Reinsured Benefits for each Reinsured Policy in accordance with Section 1 of Article VIII, regardless of the mode of settlement effected under the reinsured risk by Cedent, GLIC or GLICNY, as applicable. Such payment will include all Reinsured Benefits Settled in respect of such claim, plus related claim expenses, appropriately adjusted by the Reinsurer’s Share. Related claim expenses include, but may not be limited to, fees and expenses of third parties utilized by or on behalf of Cedent, GLIC or GLICNY in connection with the claim investigation (other than routine processing of Covered Benefits). For the avoidance of doubt,

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related claims expenses do not include interest or compensation of the Issuing Company’s or its Affiliate’s salaried officers and employees, or third party administrators performing services that, as of the date hereof, are being conducted by salaried officers or employees of the Issuing Company or its Affiliates and, apart from the payment of the Recurring Reinsurance Allowance, in no event shall Reinsurer be liable for any expenses incurred in connection with conflicting claims of entitlement to Reinsured Policy benefits that the Issuing Company admits are payable.

3.             Disputed Claims. Cedent will notify Reinsurer if Cedent intends to contest, compromise or litigate a claim involving a policy reinsured under this Agreement (a “Contest”), including where Cedent has been given the option under the Assumed Reinsurance Agreements to opt out of a Contest with respect to an Assumed Policy but has elected to participate with GLIC or GLICNY, as applicable, in such Contest. Reinsurer will provide written notice to Cedent no later than five (5) Business Days following receipt of such notice indicating whether or not it agrees with Cedent’s intention to Contest the claim. In the event of any failure of Reinsurer to provide such notice within such five (5) Business Day period, Reinsurer shall be deemed to have not agreed with Cedent’s intention to Contest the claim and shall result in default non-participation by Reinsurer. If Reinsurer agrees with Cedent, the parties shall share the claims expenses of such claim in proportion to the economic benefits that would inure to the parties if such Contest were successful, and Reinsurer shall be liable for such Extra-Contractual Obligations arising out of the Contested claim to the extent set forth in Section 6 of this Article VI. If Reinsurer does not agree with Cedent’s decision to Contest a claim, Reinsurer shall, as part of the Net Settlement for the Accounting Period during which Reinsurer has not agreed with Cedent’s decision (whether affirmatively or by default), discharge its liability for such claim by paying to Cedent the full amount of the Reinsured Benefits that are the subject of such claim. In such case, Reinsurer shall not be liable for any portion of any claims expense of the Contest incurred by Cedent.

4.             Settlement Authority. Subject to the foregoing Section 3, Cedent, GLIC and GLICNY, as applicable, shall have full authority to determine liability on any claim reinsured hereunder and may settle losses as it deems appropriate, but in so doing it shall act in accordance with Section 2(a) of Article III.

5.             Misstatement of Age or Sex. In the event of an increase or reduction in the amount of Cedent’s, GLIC’s or GLICNY’s insurance in respect of any Reinsured Policy because of an overstatement or understatement of age or misstatement of sex, established during the life, or after the death, of the insured, Cedent and Reinsurer will share in such increase or reduction proportionately based on Reinsurer’s Share.

6.             Extra-Contractual Obligations. Where (a) Reinsurer has agreed in writing to Cedent’s course of conduct giving rise to Extra-Contractual Obligations; or (b) Extra-Contractual Obligations arise out of any actions, omissions or course of conduct relating to a claim which Reinsurer has agreed, in accordance with Section 3 of Article VI, with Cedent’s decision to Contest, Reinsurer shall be liable for the Reinsurer’s Share of the portion of such Extra-Contractual Obligations that arise from, in the case of clause (a), such course of conduct agreed in writing to by Reinsurer or, in the case of clause (b), such decision to Contest, reduced by 100% of the benefits payable to Cedent or GLIC in respect of such Extra-Contractual Obligations under the terms of the Excess Reinsurance (such portion of Extra-Contractual Obligations for which Reinsurer is liable, together with Post Transition Extra-Contractual Obligations, the “Reinsurer Extra-Contractual Obligations”). In no event shall Reinsurer be liable for any Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations..

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Article VII            Reinstatements, Conversions, Risk Classification Changes and Reductions.

1.             Reinstatements.

(a)           Reinsured Policies which were issued as a reinstatement prior to the Effective Date shall be ceded under this Agreement. Reinsured Policies which lapse on or after the Effective Date and which are issued as reinstatements on or after the Effective Date, shall be ceded under this Agreement.

(b)           Reinstatements must abide by Cedent’s, GLIC’s or GLICNY’s, as applicable, established procedures and rules governing reinstatements. Cedent will pay Reinsurer the Reinsurer’s Share of amounts collected or charged for the reinstatement of such policies, less any premiums payable by the Issuing Company to reinsurers under Excess Reinsurance for such reinstated policies.

2.             Conversions. Any insurance policy which is issued upon the contractually permitted conversion of a Reinsured Policy shall be treated as a lapsed Reinsured Policy and shall be removed from coverage under this Agreement. In the case of a partial policy conversion, that portion of the policy which is converted shall be treated as a lapsed Reinsured Policy and shall be removed from coverage under this Agreement. That portion which remains under the original Reinsured Policy shall continue to be covered under this Agreement. Cedent agrees not to, and to ensure its Affiliates do not, intentionally solicit, or support any Person in soliciting, owners, beneficiaries or policyholders under any Reinsured Policies through any “program of internal replacement” without the prior written consent of Reinsurer. Cedent agrees not to, and shall ensure that its Affiliates do not, provide any information regarding the Reinsured Policies or any Personal Information to any Affiliate or other Person that would enable such Person to implement any such program of internal replacement. Upon a Change of Control of GLIC, if applicable, Cedent shall (i) use commercially reasonable efforts not to permit GLIC to be in breach of Section [ ]4 of the GLIC Reinsurance Agreements, (ii) seek to enforce Section [ ] of the GLIC Reinsurance Agreements in the event of a breach thereof by GLIC and (iii) not waive Section [ ] of the GLIC Reinsurance Agreements without the prior written consent of Reinsurer. The term “program of internal replacement” shall mean any Issuing Company- or Affiliate-sponsored or supported program offered to a class of policy or contract owners with the intent that a group of Reinsured Policies are exchanged for other policies written by the Issuing Company or its Affiliates or any of their respective successors or assigns and that are not reinsured hereunder.

3.             Risk Classification Changes. If a Policyholder requests a table rating reduction or removal of a flat extra, before agreeing to any such request, the change will be underwritten in all material respects is accordance with Cedent’s, GLIC’s or GLICNY’s, as applicable, underwriting guidelines and standards in effect with respect to similar business for its own account at such time.

4.                                      Reductions.

(a)

4 A provision will be added to the GLIC feeder treaty prior to closing, such that GLIC will have corresponding obligations to Cedent.

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(i)            If the face amount of any in force insurance with Cedent, GLIC or GLICNY on any particular standard or preferred (not impaired) class life is reduced, a corresponding reduction will apply to reduce any in force reinsurance on the life. Such reduction will be applied first to any Excess Reinsurance (dollar for dollar with the reduction). If such reduction reduces Excess Reinsurance coverage to zero, the Reinsurer’s Share of any remaining reduction will be allocated to Reinsurer and the balance of such reduction shall be allocated to Cedent.

(ii)           If the face amount of any in force insurance with Cedent, GLIC or GLICNY on any particular impaired class life is reduced, such reduction shall be allocated to Excess Reinsurance, Reinsurer and Cedent in proportion to the percentages of the face amount covered by each of Excess Reinsurance, Reinsurer (based on the Reinsurer’s Share) and Cedent (for all risks retained by the Family) before such reduction occurred.

(b)           If a reduction is made to the face amount of any Reinsured Policy which is not subject to coverage under Excess Reinsurance, the Reinsurer’s Share of such reduction shall be allocated to Reinsurer and the balance of such reduction shall be allocated to Cedent.

(c)           If there is more than one insurance policy on the life, the reduction will apply first to any reinsurance on the policy being reduced, and then on a chronological, FIFO basis to reinsurance on the other in force policies, beginning with the policies preceding the policy being reduced.

Article VIII          Accounting and Reserves.

1.             Settlements.

(a)           During the term of this Agreement, a settlement amount between Cedent and Reinsurer as of the last day of each Accounting Period (the “Net Settlement”) shall be calculated by Cedent in accordance with clause (b) below.

(b)           (i)            Within fifteen (15) calendar days after the end of each Accounting Period, Cedent shall deliver to Reinsurer a statement in the form set forth in Exhibit V, setting forth the following information: in-force counts and amounts, policy exhibit information, billing summaries and transaction data (lapses, surrenders, deaths) similar to that shown in Exhibit V and including details of the calculation of the Net Settlement (the “Settlement Statement”).

(ii)           The Net Settlement with respect to any Accounting Period shall be equal to (A) Recurring Reinsurance Premiums for such Accounting Period, minus (B) Reinsured Benefits Settled during such Accounting Period, minus (C) Recurring Reinsurance Allowances for such Accounting Period, minus (D) Reinstatement Allowances for such Accounting Period, minus (E) Commissions for such Accounting Period. If the Net Settlement is greater than zero, then coincident with the delivery of the Settlement Statement, Cedent shall transmit a payment to Reinsurer equal to the Net Settlement. If the Net Settlement is less than zero, the absolute value of the Net Settlement shall be due from Reinsurer to Cedent within five Business Days after delivery to Reinsurer of the Settlement Statement.

(c)           The Settlement Statement for each Accounting Period shall include in-force counts and amounts of Contestable Policies that reinstated in such Accounting Period and Contestable Policies that had a one-year anniversary of reinstatement in such Accounting Period.

(d)           For purposes of Section 1(b)(ii) of this Article, a payment will be considered overdue on the date which is ten (10) Business Days after the date such payment is due hereunder. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment from the original due date through the date of such payment at a rate equal to

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50 basis points plus the London Interbank Offered Rate (or any successor rate) for deposits in United States dollars having a maturity of three (3) months that appears on Bloomberg Page US0003M (or any successor page) as of 11:00 a.m., London, England time, on the original due date.

2.             Offset. Any undisputed debits or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either Cedent or Reinsurer which arise solely under this Agreement will be deemed mutual debits or credits, as the case may be, and will be set off, and only the balance may be allowed or paid. The right of offset will not be affected or diminished because of the insolvency of either party to the full extent permitted under the laws of the state of domicile of the insolvent party.

3.             Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All settlements of account between Cedent and Reinsurer shall be in cash.

4.             Reserve Credit.

(a)           Intent of Parties. Reinsurer and Cedent intend that Cedent be able to (i) take full statutory financial statement credit for the reinsurance provided by this Agreement in all United States jurisdictions in which Cedent is required by Applicable Law to file statutory financial statements other than New York, (ii) for the entire term of this Agreement and (iii) in an amount, at all times, at least equal to the Ceded Total Reserves ((i), (ii) and (iii) collectively, “Credit For Reinsurance”). Reinsurer agrees to take all commercially reasonable efforts to ensure that during the term of this Agreement Cedent will be able to take Credit for Reinsurance without the need for Reinsurer to provide Credit Collateral or other accommodation required below in Section 4(b) of this Article VIII.

(b)           Collateral; Remedy.

(i)            In the event that Cedent would be unable to take Credit For Reinsurance (a “Credit Event”), then Reinsurer, at its own expense, shall provide collateral to ensure Cedent’s ability to take Credit For Reinsurance (“Credit Collateral”) or otherwise provide an accommodation, either of which must be reasonably acceptable to Cedent and under Applicable Law of Cedent’s Domicile (the “Credit Laws”) to enable Cedent to take Credit For Reinsurance, in each case, no later than the earlier of: (i) thirty (30) calendar days from the occurrence of the Credit Event and (ii) the last day of the then current Accounting Period. Such Credit Collateral or accommodations may, at the Reinsurer’s option, take the form of: (A) a clean, unconditional, irrevocable and qualifying letter of credit at Reinsurer’s sole expense for Cedent’s benefit which complies with the Credit Laws for Cedent to take Credit For Reinsurance; (B) the establishment of a trust complying with Credit Laws to permit Cedent to take Credit For Reinsurance; (C) the provision of some other Credit Collateral acceptable under the Credit Laws; (D) the amendment of this Agreement to provide for the withholding of funds by Cedent and the transfer by Reinsurer of the appropriate amount of cash and/or assets (such asset selection subject to Cedent’s approval, not to be unreasonably withheld) with an aggregate fair market value at the time of transfer equal to the amount necessary for Cedent to take Credit For Reinsurance; (E) a novation, to be consented to by Cedent in its sole discretion, to another reinsurer that would enable Cedent to take Credit For Reinsurance under the Credit Laws; or (F) some other accommodation acceptable to Cedent in its sole discretion for it to be able to take Credit For Reinsurance under the Credit Laws. The remedy may be in the form of any one of the aforementioned alternatives, or, with the consent of Cedent (not to be unreasonably withheld), a combination of such alternatives, so long as Cedent is able to take Credit For Reinsurance.

(ii)           In the event that Reinsurer fails to satisfy its obligations in Section 4(b)(i) above and Cedent would not be able to take Credit for Reinsurance under the Credit

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Laws, Cedent may recapture, by delivery of a Cedent Recapture Notice, all of the reinsurance ceded hereunder. In lieu of a full recapture, Cedent may also recapture, by delivery of a Cedent Recapture Notice, a pro rata share of each Reinsured Policy such that, after giving effect to such recapture, Cedent would be able to take Credit For Reinsurance under the Credit Laws for the portion of the reinsurance hereunder that is not so recaptured. In consideration of a recapture pursuant to this Section 4(b)(ii), Reinsurer shall pay to Cedent the Reinsurance Credit Event Recapture Payment in accordance with Section 3 or Section 4, as applicable, of Article XIV. Cedent’s right to recapture pursuant to this Section of this Agreement shall not be in any way be limited or waived by the passage of time from the event giving rise to such rights.

(iii)          Notwithstanding the remedies contemplated by Section 4(b)(ii) of this Article VIII, Cedent may, in its sole discretion, require Reinsurer’s compliance with the requirements of Sections 4(a) and 4(b)(i) of this Article VIII in lieu of exercising the remedies in this Section 4(b)(ii) of this Article VIII, and it shall be no defense to any such claim that Cedent might have had other recourse.

5.             Representations and Warranties; Indemnification.

(a)                                 Representations and Warranties. Subject to Section 5(b) of this Article VIII, Cedent represents and warrants to Reinsurer, as of the date of this Agreement, that:

(i)                                     Prior to the date of the Master Agreement, Cedent made available to Reinsurer a true, complete and correct copy of the “Actuarial Appraisal of River Lake I and River Lake II Blocks of Business” prepared by Milliman with respect to the Business dated April 20, 2015, and all supplements and addenda thereto (the “Actuarial Report”).

(ii)                                  Except as set forth in Section 3.12(b) of Cedent Disclosure Schedule, to the Knowledge of Cedent, the factual data furnished by Cedent and its Affiliates in writing to Milliman with respect to the Business for its use in connection with the preparation of the Actuarial Report (the “Cedent Factual Data”) was (x) derived from the Books and Records, (y) generated from the same underlying systems that were utilized by Cedent or its applicable Affiliates to prepare the Audited 2014 Financial Statements to the extent applicable and (z) accurate in all material respects as of the date such Cedent Factual Data was furnished to Milliman.

(iii)                               In the good faith judgment of Cedent and in the context of industry practices for the preparation of third-party actuarial reports to be used in the sale of a block of life insurance business, the Cedent Factual Data was complete in all material respects as of the date furnished to Milliman.

(iv)                              Except as set forth in Section 3.12(b) of the Cedent Disclosure Schedule, as of the date of the Master Agreement, Milliman had not issued to Cedent or its Affiliates any new or revised report with respect to the Business or any errata with respect to the Actuarial Report nor had it notified Cedent or any of its Affiliates that the Actuarial Report was inaccurate in any material respect.

(v)                                 Except as set forth in Section 3.12(c) of the Cedent Disclosure Schedule or included in the Cedent Factual Data, from January 1, 2015 to the date of the Master Agreement, none of Cedent or any of its Affiliates has received any written notice of any actual or proposed increase in the reinsurance rates payable under any Excess Reinsurance, and no such increase occurred.

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Capitalized terms used but not defined in this Section 5 of Article VIII have the respective meanings set forth in the Master Agreement.

(b)           Limitations to Cedent Representations and Warranties.

(i)            Notwithstanding anything to the contrary contained in this Agreement, the Master Agreement, the Cedent Disclosure Schedule, or any of the Schedules, Appendices or Exhibits hereto or thereto, Reinsurer acknowledges and agrees that neither Cedent nor any of its Affiliates, nor any Representative of any of them, makes or has made, and Reinsurer has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made by Cedent in Section 5(a) of this Article VIII and Article III of the Master Agreement. Without limiting the generality of the foregoing, other than as expressly set forth in Section 5(a) of this Article VIII and Article III of the Master Agreement, no Person has made any representation or warranty to Reinsurer with respect to the Business or any other matter, including with respect to (A) the probable success or profitability of the Business after the Closing, or (B) any information, documents, or material made available to Reinsurer, its Affiliates, or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by the Master Agreement and this Agreement, including any estimation, valuation, appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including and confidential information memoranda prepared by or on behalf of Cedent in connection with the transactions contemplated by the Master Agreement and this Agreement), Reinsurer acknowledges that: (A) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (B) it is familiar with such uncertainties; (C) except as expressly set forth in Section 5(a) of this Article VIII and Section 3.12(b) of the Master Agreement, it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of Cedent to Reinsurer, its Affiliates or their respective Representatives; (D) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of Cedent or any of its Affiliates except as expressly set forth in Section 5(a) of this Article VIII and Section 3.12(b) of the Master Agreement; and (E) it shall have no claim against any Person with respect to any such valuation, appraisal, projection, or forecast except with respect to representations and warranties expressly set forth in Section 5(a) of this Article VIII and Section 3.12(b) of the Master Agreement.

(ii)           Notwithstanding anything in this Agreement to the contrary, Cedent makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing, that the Insurance Reserves or the assets supporting such Insurance Reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible or whether such reserves were calculated, established, or determined in accordance with any actuarial, statutory or other standard.

(iii)          Reinsurer further acknowledges and agrees that it (A) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment

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concerning the Business, (B) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (C) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents, and other materials, and (D) has been provided an opportunity to ask questions of Cedent with respect to such information, documents, and other materials and has received answers to such questions that it considers satisfactory.

(iv)          Under no circumstances does any of the content of this Agreement or the Master Agreement constitute an express or implied representation or warranty with respect to the future performance of the Reinsured Policies or of the experience, success or profitability of the Reinsured Policies.

(v)           Notwithstanding anything in this Agreement or the Master Agreement to the contrary, Cedent does not guarantee the projected results included in the Actuarial Report, or make any representation or warranty (x) with respect to any estimates, projections, predications, forecasts, assumptions, methodologies or judgments in the Actuarial Report or the assumptions on the basis of which such information or data was prepared (including, without limitation, as to future mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Business or its associated liabilities or assets) or (y) to the effect that the projected profits set forth in the Actuarial Report will be realized.

(c)                                  Survival. The representations and warranties set forth in Section 5(a) of this Article VIII shall survive the date hereof solely for purposes of Section 5(d) of this Article VIII and shall terminate and expire on the date that is 24 months following the date hereof. Any claim for indemnification in respect of any breach of the representations and warranties set forth in Section 5(a) of this Article VIII that is not asserted by notice given as required herein prior to the expiration of the survival period specified above shall not be valid and any right to such indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

(d)           Indemnification by Cedent.

(i)                                     Cedent agrees to indemnify, defend and hold harmless Reinsurer and its Representatives from and against all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages incurred by Reinsurer and its Representatives to the extent arising from (x) any breach of the covenants and agreements of Cedent contained in this Agreement (other than any breach of the representations and warranties set forth in Section 5(a) of this Article VIII), (y) all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations or (z) any successful enforcement of this indemnity.

(ii)                                  Cedent agrees to indemnify, defend and hold harmless Reinsurer, its Affiliates and their respective directors, officers, employees, successors and permitted assigns (such Persons, and the indemnified Persons described in clause (i) of this Section 5(d) of this Article VIII, as applicable, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses resulting from or arising out of (x) any Excluded Liabilities or (y) any breach of the representations and warranties set forth in Section 5(a) of this Article VIII.

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(e)                                  Indemnification by Reinsurer. Reinsurer agrees to indemnify, defend and hold harmless Cedent and its Representatives (the “Cedent Indemnified Persons”) from and against all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages incurred by Cedent and its Representatives to the extent arising from (i) any breach of the covenants and agreements of Reinsurer contained in this Agreement, (ii) all Reinsurer Extra-Contractual Obligations or (iii) any successful enforcement of this indemnity.

6.             Certain Limitations.

(a)                                 Cedent shall not be obligated to indemnify and hold harmless the Reinsurer Indemnified Parties under Section 5(d)(ii)(y) of this Article VIII (i) with respect to any claim or claims based on substantially similar facts, events or circumstances, unless such claim or claims involve Indemnifiable Losses in excess of $50,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which Cedent is responsible under clause (ii) below), and (ii) unless and until the aggregate amount of (x) all Indemnifiable Losses of the Reinsurer Indemnified Parties under such Section 5(d)(ii)(y) plus (y) all Indemnifiable Losses of the Reinsurer Indemnified Parties under Section 7.2(a)(i) of the Master Agreement exceeds $1,050,000 for all Indemnifiable Losses (the “Deductible”), at which point Cedent shall be liable to the Reinsurer Indemnified Parties for the value of such claims under Section 5(d)(ii)(y) that is in excess of the Deductible, subject to the limitations set forth in this section. The maximum aggregate liability of Cedent to the Reinsurer Indemnified Parties for any and all Indemnifiable Losses under Section 5(d)(ii)(y) shall be an amount equal to $25,000,000.

(b)                                 No Reinsurer Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss under Section 5(d)(ii) to the extent the related damages, losses, liabilities, obligations, costs, or expenses were included in the calculation of the Adjusted Initial Ceded Total Reserves (as defined and finally calculated pursuant to the Master Agreement).

(c)                                  In the event a claim or any Action for indemnification under this Section 5 of Article VIII has been finally determined, the amount of such final determination shall be paid (i) if the indemnified party is a Reinsurer Indemnified Person, by Cedent to the Reinsurer Indemnified Person and, (ii) if the indemnified party is a Cedent Indemnified Person, by Reinsurer to the Cedent Indemnified Person, in each case on demand by wire transfer of immediately available funds to an account designated by Cedent or Reinsurer, as applicable. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Section 5 of Article VIII when the Parties have so determine by mutual agreement or, if disputed, when a final order, judgment, or decree of any Governmental Authority has been entered into with respect to such claim or action or an award is rendered by an arbitral tribunal.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event, or circumstance that results in an adjustment under Section 2.4 of the Master Agreement would also constitute a breach of or inaccuracy in any of Cedent’s representations or warranties made in Section 5(a) of this Article VIII of this Agreement, Cedent shall have no obligation to indemnify any Reinsurer Indemnified Person with respect to such breach or inaccuracy to the extent such indemnification would result in a duplicate recovery.

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(e)                                  Reinsurer acknowledges and agrees that, except with respect to causes of action arising out from actual fraud, its sole and exclusive remedy at law or equity with respect to the matters subject to indemnification pursuant to Section 5(d)(ii) of this Article VIII, regardless of the legal theory under which the relevant liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article VIII.

7.             Indemnification Procedures.

(a)           Third-Party Claims.

(i)                                     If any Reinsurer Indemnified Person or Cedent Indemnified Person (an “Indemnitee”) receives notice of assertion or commencement of any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate thereof against such Indemnitee in respect of which an indemnifying Party (an “Indemnitor”) may be obligated to provide indemnification under Section 5(d) of this Article VIII (a “Third Party Claim”), the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than 30 calendar days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(ii)                                  The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Any election by the Indemnitor to assume the defense of a Third Party Claim must be delivered by the Indemnitor to the Indemnitee within fifteen Business Days after receipt by the Indemnitor of the Indemnitee’s notice delivered pursuant to Section 7(a)(i) of this Article VIII. Such assumption of defense shall not be deemed to be an admission or assumption of liability by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate

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in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request at the Indemnitor’s expense) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent, and any such admission, payment, settlement, compromise, or discharge without the Indemnitor’s prior written consent shall be deemed to be a waiver by the Indemnitee of any right to indemnity for all Indemnifiable Losses related to such Third Party Claim. If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise, or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the Indemnitor may pay, settle, compromise, or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.

(b)                                 Direct Claims. The Indemnitor will have a period of 30 days within which to respond in writing to any claim by an Indemnitee for indemnification under Section 5(d) of this Article VIII that does not result from a Third Party Claim. If the Indemnitor does not so respond within such 30-day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

(c)                                  Certain Other Matters. Upon making any indemnity payment pursuant to Section 5(d) of Article VIII, Indemnitor will, to the extent of such payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the losses, liabilities, claims, expenses and damages to which the payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

Article IX             Errors and Omissions.

1.             Errors and Omissions. Errors and omissions on any statement or reinsurance record shall not affect either party’s liability under this Agreement. Any such error shall be rectified promptly after discovery.

2.             Unintentional Errors and Omissions. If the failure of either party to comply with any

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provision of this Agreement is unintentional or the result of a misunderstanding or oversight, then both parties shall be restored as closely as possible to the positions they would have occupied if no such failure had occurred. Any such error or omission shall be rectified promptly after discovery.

Article X               Inspection of Records.

Upon any reasonable request, each Party, at its own expense, shall have the right to inspect all books, records, and documents of the other party relating to the reinsurance under this Agreement at any reasonable time during normal business hours at the office of the other party; provided, however, that neither party shall be obligated to provide access to any such books, records or documents if such party determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose such party to liability for disclosure of sensitive or personal information, it being understood that such party shall use its commercially reasonable efforts to enable such information to be furnished or made available to the other party without so jeopardizing privilege, contravening such Applicable Law or obligation or exposing such party to such liability. Each Party shall maintain its respective books and records relating to the Reinsured Policies (A) in accordance with any and all Applicable Laws and (B) with a degree of care and diligence similar to that used in the internal record retention procedures and policies for its other businesses; provided that the Cedent shall maintain such books and records until at least the sixth anniversary of the Effective Date; provided that Cedent may destroy such records in its discretion following the third anniversary of the Effective Date after giving reasonable prior written notice to Reinsurer of its intent to destroy such documents.

Article XI             Insolvency.

1.             Cedent. If Cedent is judged Insolvent, Reinsurer will pay all reinsurance under this Agreement directly to Cedent, its liquidator, receiver or statutory successor on the basis of Cedent’s liability under the Reinsured Policies without diminution because of Cedent’s Insolvency. It is understood, however, that in the event of Cedent’s Insolvency, the liquidator, receiver or statutory successor will give Reinsurer written notice of a pending claim on a Reinsured Policy within a reasonable time after the claim is filed in the Insolvency proceedings. While the claim is pending, Reinsurer may investigate and interpose, at its own expense in the proceedings where the claim is to be adjudicated, any defense which Reinsurer may deem available to Cedent, its liquidator, receiver or statutory successor. It is further understood that the expense Reinsurer incurs will be chargeable, subject to court approval, against Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedent solely as a result of the defense Reinsurer has undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though Cedent had incurred the expense.

2.             Reinsurer. If Reinsurer becomes Insolvent, Reinsurer shall immediately notify, in writing, Cedent of its Insolvency. In such event, Cedent may recapture all Reinsured Policies ceded under this Agreement on thirty (30) calendar days’ notice with Reinsurer and Cedent effecting a Terminal Accounting and Settlement under Section 3 of Article XIV.

Article XII           Dispute Resolution.

1.             General Provisions.

(a)           Any dispute, controversy or claim arising out of or relating to this Agreement, including its formation, or the validity, interpretation, breach or termination thereof (a “Dispute”) shall be resolved in accordance with the procedures set forth in this Article, which

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shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below; provided, however, that any disputes of the kind described in Section 5 of Article XIV shall be resolved in the manner described therein. Upon either party providing an initial written notice to the other containing a statement of the Dispute and outlining the position of each party (an “Initial Notice”), all communications between the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(b)           The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(c)           All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article are pending. The parties will take such action, if any, required to effectuate such tolling.

(d)           Except as otherwise set forth in this Agreement, each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article.

2.             Arbitration.

(a)           Subject to Sections 3 and 4 of this Article XII, if a Dispute other than a Litigated Dispute is not resolved by negotiation as provided in Section 1 of this Article within thirty (30) calendar days from the delivery of the Initial Notice, either party may submit such Dispute to be finally resolved by arbitration pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”) as modified by this Agreement. The parties consent to a single, consolidated arbitration for all known Disputes other than Litigated Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)           The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules. The non-party appointed arbitrators must have prior U.S. reinsurance experience as a present or former officer or management employee of an insurance company, but not of the Issuing Company, or Reinsurer, or any of their respective Affiliates. The arbitration shall be conducted in New York City. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of the Commonwealth of Virginia, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. The arbitral tribunal shall endeavor to render its award or order resulting from any arbitration within thirty (30) calendar days following the termination of the arbitration proceedings.

(c)           The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section may be entered and enforced in any court having jurisdiction thereof.

(d)           Except as expressly permitted by this Agreement, no party will commence or

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voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 2(c) of this Article, (ii) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (iii) for interim relief as provided in Section 2(e) of this Article. For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the New York Courts.

(e)           In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)            In case of any arbitration in respect of a claim for indemnification pursuant to clause (y) of Section 5(d)(ii) of Article VIII, the Parties shall be entitled to discovery as broad as that permitted under the US Federal Rules of Civil Procedure. Nothing in this clause (f) shall be construed to limit any discovery otherwise available under the CPR Arbitration Rules in case of any other arbitration of a Dispute under this Agreement.

3.             Litigation.

(a)           Notwithstanding the foregoing, any claim by a Reinsurer Indemnified Party for indemnification for Excluded Liabilities pursuant to clause (x) of Section 5(c)(ii) of Article VIII (a “Litigated Dispute”) shall be heard and determined by a New York Court pursuant to Section 3(b) of this of this Article XII, provided, to the extent such Excluded Liabilities are Extra-Contractual Obligations, and such Extra-Contractual Obligations relate to a Disputed claim subject to arbitration pursuant to Section 2 of this Article XII, then such claim for Excluded Liabilities shall be consolidated with any such arbitral proceeding then pending and shall be heard and determined in accordance with Section 2 of this Article XII, and shall not be a Litigated Dispute hereunder.

(b)           The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York (the “New York Courts”) in any Litigated Dispute. The Parties irrevocably agree that such jurisdiction of such courts with respect to Litigated Disputes shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any Litigated Dispute, that it is not subject to such jurisdiction. The Parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Litigated Dispute, that such Litigated Dispute may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and agrees that mailing of process or other papers in connection with any such Litigated Dispute in the manner provided in Section 6 of Article XV or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Parties agree that final judgment in any such Litigated Dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

4.             Overlapping Matters. The Parties acknowledge that Litigated Disputes and other Disputes under this Agreement may contain common issues of fact or law and, in such event, any such common issues shall be heard and determined in accordance with the procedures applicable to Litigated Disputes set forth in Section 3 of this Article XII. In the event of any

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overlap between a Dispute under this Agreement and a dispute relating to the Master Agreement, the dispute resolution procedures set forth in the Master Agreement shall control.

Article XIII          Confidentiality; Privacy Requirements.

1.               Confidentiality. From and after the Closing Date, Reinsurer and its Affiliates, on the one hand, and Cedent and its Affiliates, on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other party or its Affiliates, except that the foregoing requirements of this Section shall not apply to the extent that (a) any such information is or becomes generally available to the public, other than (i) in the case of Reinsurer’s Confidential Information, as a result of disclosure by Cedent or its Affiliates or any of their respective Representatives, and (ii) in the case of Cedent’s Confidential Information, as a result of disclosure by Reinsurer or its Affiliates or any of their respective Representatives, (b) any such information is required by Applicable Law or a Governmental Authority to be disclosed after prior notice has been given to the other party, if reasonably practicable (including any report, statement, testimony or other submission to such Governmental Authority), (c) any such information is reasonably necessary to be disclosed in connection with any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding), or (d) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or its Affiliates or any of their respective Representatives) that is not known to such party to be bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Representatives having access to such information of such obligation of confidentiality, and each party shall be liable to the other party for any violation of this Article by its Representatives. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that each party may share any information relating to or obtained from the other party with (i) any insurance regulatory authority or (ii) the Internal Revenue Service or any other taxing authority as each party deems necessary or advisable in its good faith judgment. Upon a Change of Control of GLIC, if applicable, Cedent shall (i) use commercially reasonable efforts not to permit GLIC to be in breach of Section [ ]5 of the GLIC Reinsurance Agreements, (ii) seek to enforce Section [ ] of the GLIC Reinsurance Agreements in the event of a breach thereof by GLIC and (iii) not waive Section [ ] of the GLIC Reinsurance Agreements without the prior written consent of Reinsurer. Except as would not impair Cedent’s rights under Section [ ] of the GLIC Reinsurance Agreement, Cedent shall not amend, modify, supplement or terminate Section [ ] of the GLIC Reinsurance Agreement without the prior written consent of Reinsurer.

2.             Compliance. In connection with maintaining, administering, handling and transferring the data of the Policyholders and other recipients of benefits under the Reinsured Policies, Cedent and Reinsurer shall, and shall cause their respective Affiliates to, comply with all confidentiality and security obligations applicable to them in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual Policyholders or benefit recipients under the Reinsured Policies (collectively, “Personal Information”), including the provisions of privacy policies under which such information was gathered and those Applicable Laws currently in place and which may become effective during the term of this Agreement, including the Health Insurance Portability and Accountability Act of 1996. Reinsurer and Cedent shall permit each other and their

5 A provision will be added to the GLIC feeder treaty prior to closing, such that GLIC will have corresponding obligations to Cedent.

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respective agents and Representatives, as well as Governmental Authorities to the extent required by Applicable Law, to audit Reinsurer’s and Cedent’s compliance herewith, such audit not to be conditioned or delayed. Cedent shall also permit and enable individual subjects of Personal Information, upon request from such individuals, to review and correct such Personal Information maintained by Cedent about them. Reinsurer and Cedent agree that Personal Information shall be disclosed only (a) as required by Applicable Law or a Governmental Authority, (b) as required or appropriate to perform their respective duties and obligations hereunder, (c) as required to perform Cedent, GLIC or GLICNY’s respective obligations, or enforce their respective rights, under the Ceded Reinsurance Agreements, or (d) as otherwise agreed by the Parties. Upon a Change of Control of GLIC, if applicable, Cedent shall (i) use commercially reasonable efforts not to permit GLIC to be in breach of Section [ ]6 of the GLIC Reinsurance Agreements, (ii) seek to enforce Section [ ] of the GLIC Reinsurance Agreements in the event of a breach thereof by GLIC and (iii) not waive Section [ ] of the GLIC Reinsurance Agreements without the prior written consent of Reinsurer. Any costs and expenses incurred by Cedent in enforcing Section [ ] of the GLIC Reinsurance Agreements shall be borne by Reinsurer and Reinsurer shall promptly reimburse Cedent for all costs and expenses incurred by Cedent in connection therewith. Except as would not impair Cedent’s rights under Section [ ] of the GLIC Reinsurance Agreement, Cedent shall not amend, modify, supplement or terminate Section [ ] of the GLIC Reinsurance Agreement without the prior written consent of Reinsurer.

3.             Privacy Breach. If either Party discovers a security breach that has resulted or may reasonably result in unauthorized access to or disclosure of, or have a material adverse affect on, Personal Information or would require a breach notification to a Policyholder under Applicable Law (a “Security Incident”), such Party shall, at its own expense, (a) notify the other Party as promptly as reasonably practicable, (b) promptly (and in any event within two (2) Business Days) investigate such Security Incident, (c) promptly (and in any event within two (2) Business Days) take commercially reasonable steps to restore the security of such Personal Information, notifying the other Party with respect to such measures, (d) deliver any required or requested notifications or other communications to third parties (including Policyholders) with respect to such Security Incident in a timely manner, and (e) cooperate with the other Party and any Governmental Authority investigating such Security Incident. The Parties shall in good faith seek to resolve disputes arising under this Section on an expedited basis.

1.             Security Precautions. Reinsurer and Cedent shall take all commercially reasonable steps to (a) maintain the confidentiality and security of all Confidential Information of the other party and Personal Information, (b) prevent unauthorized access to Confidential Information of the other party and Personal Information and (c) protect the Confidential Information of the other party and Personal Information from anticipated security threats or hazards.

Article XIV          Duration of Agreement; Termination.

1.             Duration. This Agreement shall be indefinite as to its duration. Each Reinsured Policy shall continue to be reinsured until the earliest of: (a) such Reinsured Policy terminates in accordance with its contractual provisions or, in the case of an Assumed Policy, ceases to be ceded to Cedent by GLIC or GLICNY; (b) the date on which all Reinsured Benefits with respect to such Reinsured Policy are fully satisfied; (c) termination of liability pursuant to Section 2 of this Article; and (d) all Reinsured Benefits in respect of such Reinsured Policy are recaptured by Cedent (i) for reason of a failure to provide Credit Collateral as required by Section 4 of Article VIII or (ii) due to Reinsurer’s Insolvency under Section 2 of Article XI. In

6 A provision will be added to the GLIC feeder treaty prior to closing, such that GLIC will have corresponding obligations to Cedent.

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the event that Reinsurer’s liability terminates with respect to all Reinsured Policies, whether by recapture or otherwise, or there is a partial recapture under Section 4 of Article VIII, the resulting termination of Reinsurer’s liability is contingent upon the Parties effecting a Terminal Accounting and Settlement or Partial Settlement in accordance with Section 3 of this Article XIV or a Partial Settlement in accordance with Section 4 of this Article XIV, as applicable. In no event shall the interpretation of this Section imply a unilateral right of either Party to terminate any portion of this Agreement.

2.             Termination by Reinsurer for Non-Payment of Premiums. In the event that any material undisputed amounts that are included in the Net Settlement calculation are due to Reinsurer hereunder (including any Recurring Reinsurance Premiums) but not paid when due pursuant to the terms hereof, Reinsurer may notify Cedent in writing of the failure to pay such amounts. Cedent will have thirty (30) calendar days within which to pay any such amounts that are in arrears. If all such amounts that are in arrears are not paid by the end of the thirty (30) calendar day period, including any that came to be in arrears during the thirty (30) calendar day period, Reinsurer will have the right to terminate this Agreement by providing written notice to Cedent, which termination shall be effective on the date specified in such notice, which date shall be at least thirty (30) calendar days following Cedent’s receipt of such notice.

3.             Payments on Full Termination or Recapture of this Agreement. If this Agreement is terminated by Reinsurer pursuant to the foregoing Section 2, or if Cedent recaptures all of the Reinsured Benefits ceded hereunder pursuant to Section 4 of Article VIII or Section 2 of Article XI, the parties will effect a Terminal Accounting and Settlement as of the Termination Date in accordance with this Section 3. In connection with such Terminal Accounting and Settlement:

(a)                                 Cedent shall pay to Reinsurer all Recurring Reinsurance Premiums for the Accounting Period in which the Termination Date occurs; and

(b)                                 Reinsurer shall pay to Cedent an amount equal to the sum of (i) all Recurring Reinsurance Allowances for the Accounting Period in which the Termination Date occurs, (ii) all Reinsured Benefits Settled but not yet paid by Reinsurer to Cedent, (iii) all Reinstatement Allowances arising for the Accounting Period in which the Termination Date occurs, (iv) all Commissions for the Accounting Period in which the Termination Date occurs, (v) the IMR Recapture Amount, (vi) in the event of a termination under Section 2 of Article XIV, an amount equal to (A) the Economic Reserves as of the Termination Date for all then in-force Reinsured Policies, minus (B) the unamortized portion of the Base Ceding Commission, (vii) in the event of a recapture under Section 4(b)(ii) of Article VIII, an amount equal to the Reinsurance Credit Event Recapture Payment, and (viii) in the event of a recapture under Section 2 of Article XI, an amount equal to the Economic Reserves as of the Termination Date for all then in-force Reinsured Policies. For purposes hereof, the “unamortized portion of the Base Ceding Commission” means the product of (x) the Base Ceding Commission times (y) a fraction, the numerator of which is the Ceded Total Reserves as of the Termination Date and the denominator of which is the Ceded Total Reserves as of the Effective Time; provided, in each case, that “Ceded Total Reserves” shall be determined without

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giving effect to any reduction in reserves attributable to Excess Reinsurance.

Cedent shall calculate the amounts set forth in (a) and (b) above and provide them, with reasonable supporting information, to Reinsurer within thirty (30) calendar days after the Termination Date. Cedent and Reinsurer shall settle all undisputed amounts calculated under (a) and (b) above on a net basis. If the amount calculated under (a) exceeds the amount calculated under (b), Cedent shall pay such difference to Reinsurer with the delivery of such calculations. Otherwise, Reinsurer shall remit such difference to Cedent within ten (10) Business Days after Reinsurer’s receipt of Cedent’s calculations of (a) and (b).

4.             Partial Recapture and Termination. If Cedent effects a partial recapture under this Agreement of the Subject Risks under Section 4(b)(ii) of Article VIII, Cedent and Reinsurer will effect a partial terminal settlement (a “Partial Settlement”) of this Agreement with the effective date of such Partial Settlement being the effective date of the partial recapture. Cedent shall effect the Partial Settlement using the same mechanism set forth in Section 3 of this Article except that the amounts called for under Sections 3(a), 3(b)(i), 3(b)(ii), 3(b)(iii) 3(b)(v) and 3(b)(vii) shall be multiplied (and thus reduced) by the pro rata share of the Reinsured Policies to be recaptured under such recapture and Sections 3(b)(vi) and 3(b)(viii) shall be disregarded. Following such partial recapture, this Agreement shall remain in full force and effect for the Reinsured Policies or portions of the Reinsured Policies, as applicable, not recaptured.

5.             Terminal Accounting Disputes. Except with respect to the calculation of the Reinsurance Credit Event Recapture Payment (which is subject to the procedures set forth in Exhibit IV), in the event that Reinsurer disagrees with Cedent’s calculation of the Terminal Accounting and Settlement, Reinsurer shall, within ten (10) Business Days after its receipt of such calculation, deliver written notice to Cedent of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any such disagreement within ten (10) Business Days after Reinsurer delivers written notice of any such disagreement to Cedent, the Parties shall jointly request the Recapture Actuary to determine the Terminal Accounting and Settlement. The Recapture Actuary’s determination of the Terminal Accounting and Settlement shall be final and binding upon the Parties. The fees, costs and expenses associated with the Recapture Actuary’s determination shall be allocated between Cedent and Reinsurer in accordance with the Recapture Actuary’s judgment as to the relative merits of the Parties’ proposals in respect of the dispute. After a final and binding resolution of any dispute described in this Section 5 is reached, the Parties agree to make any necessary adjustments under Section 3 of this Article XIV.

6.             Survival. Notwithstanding the other provisions of this Article, the terms and conditions of Articles I, V,XII, XIII, XIV and XV, and Section 7 of Article II, shall remain in full force and effect after termination of this Agreement.

Article XV            Miscellaneous.

1.             Entire Agreement. This Agreement, together with the Master Agreement, represent the entire agreement between Reinsurer and Cedent concerning the subject matter hereof, including with respect to the business reinsured hereunder, and supersede all prior agreements, written or oral, with respect thereto.

2.             Amendments. This Agreement may be amended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

3.             Severability. If any provision of this Agreement is held to be illegal, invalid or

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unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of Cedent or Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

4.             Waiver. Either party may choose not to enforce or insist upon the strict adherence to any provision or right under this Agreement. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a party under this Agreement must be in writing and signed by a duly authorized representative of the party.

5.             Governing Law. This agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of law doctrine.

6.             Notices. (a)            Except as set forth in paragraph (b) of this Section 6, notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested, (ii) delivered by overnight express mail, (iii) e-mailed (with confirmation of receipt) or (iv) sent by facsimile transmission (followed by a confirmation mailed by first class or overnight mail) to:

If to Cedent:	If to Reinsurer:

Genworth Life and Annuity Insurance Company	Protective Life Insurance Company
6620 West Broad Street	2801 Highway 280 South
Richmond, VA 23230	Birmingham, AL 35233
Attn: General Counsel	Attention: General Counsel
Facsimile: 205-268-3597
Email: Debbie.Long@protective.com

With a copy to:	With a copy to:

Genworth Life and Annuity Insurance Company	Debevoise & Plimpton LLP
3100 Albert Lankford Dr.	919 Third Avenue
Lynchburg, VA 24501	New York, NY 10022
Attn: [Reinsurance Operations]	Attention: Marilyn A. Lion
Facsimile: 212-909-6836
Email: malion@debevoise.com

Either party hereto may change the names and addresses where notice is to be given pursuant to this Section 6(a) by providing notice to the other party of such change in accordance with this Section.

(b)           The written notice required to be delivered by Cedent to Reinsurer pursuant to Section 3 of Article VI in the event that Cedent intends to Contest a claim shall be effective upon the later of (i) the date (A) mailed by United States registered or certified mail, return receipt requested or (B) mailed by overnight express mail, and (ii) the date e-mailed (with confirmation of receipt), in each case, to the address of Reinsurer specified in Section 6(a) of this Article XV and to:

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Protective Life Insurance Company

1620 Westgate Circle, Suite 200

Brentwood, TN 37027

Attention: AVP of Life Claims

Email: contestable.claims@protective.com

Reinsurer may change the name or address where notice is to be given pursuant to this Section 6(b) by providing notice to the other party of such change in accordance with this Section.

7.             Consent to Jurisdiction. Without limiting the parties’ obligations under Article VIII, the parties agree that in the event of any action, suit or proceeding arising in connection with this Agreement, each of the Parties submits to the jurisdiction of the state and federal courts sitting in the State, City and County of New York. Each of the Parties shall comply with all requirements necessary to give such courts jurisdiction, and shall abide by the final decision of such court or of any appellate court in the event of an appeal

8.             No Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.             Assignment. The reinsurance under this Agreement may not be novated, transferred, or assigned by either party without the non-transferring party’s consent; provided, however, that the merger of Cedent with an entity which was under common control with it before such merger, regardless of whether Cedent is the survivor of such merger, shall not be deemed to be an assignment; any such resulting merged entity shall be considered to be Cedent under this Agreement. Upon assignment, this Agreement will be binding upon the respective successors and assigns.

10.          Captions. The captions contained in this Agreement are for reference only and are not part of the Agreement.

11.          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Cedent and Reinsurer agree that transmission of copies of original signatures via electronic means, either by facsimile or as a “scanned” document attached to electronic mail, shall constitute valid execution of this Agreement. In the event of an electronic exchange of signatures for this Agreement, Cedent and Reinsurer agree to subsequently exchange original, “wet” execution signatures of this Agreement within a reasonable time following the electronic exchange of signatures; provided, however, that the failure of any party to exchange original “wet” execution signatures of this Agreement shall in no event affect the validity or enforceability of this Agreement. Such “wet” execution signatures will reflect the date of original execution and thus will be executed in counterpart.

12.          Conditions. The reinsurance hereunder is subject to the same limitations and conditions specified in the policies issued by Cedent, GLIC or GLICNY, as applicable, which are reinsured hereunder, except as otherwise provided in this Agreement.

13.          No Third Party Beneficiaries. This Agreement is solely between Reinsurer and Cedent. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement shall not create any right or legal relationship between Reinsurer and any other Person, for example, GLIC, GLICNY, any insured, Policyholder, agent, beneficiary, other cedent or other reinsurer. Cedent or, as applicable, the Issuing Company shall be and remain directly liable to any insured, Policyholder, agent, beneficiary and other cedent of the Reinsured Policies.

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14.          Waiver of Duty of Utmost Good Faith. In recognition that the consummation of the transactions among the Parties contemplated by this Agreement and the Master Agreement was based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions, each of Cedent and Reinsurer hereby absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle of disclosure in connection with the negotiation and execution of this Agreement and the Master Agreement; provided, however, that each Party reserves all of its rights and remedies in respect of any such duty of utmost good faith or similar duty of disclosure of the other Party arising after the Effective Time to the extent information relating to the liabilities reinsured hereunder has not been disclosed, or is not otherwise available to such Party.

15.          Construction.

(a)           Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.

(b)           Any reference herein to a “consent” shall be deemed to mean prior written consent.

(c)           Any reference herein to “notice” shall be deemed to mean prior written notice.

(d)           Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.

(remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date(s) indicated below.

Genworth Life and Annuity Insurance Company

By:

Name:

Title:

Date Signed: [7]

Protective Life Insurance Company

By:

Name:

Title:

Date Signed:

7 Both Parties will cause this Agreement to be signed and dated the Closing Date.